      As filed with the Securities and Exchange Commission on May 7, 1997

                                                      Registration No. 333-19289
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             AMENDMENT NO. 2 TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            BANKWEST FINANCIAL, INC.
               (Exact name of registrant as specified in charter)

         MONTANA                     81-0513357                   6712
-------------------------------  -------------------  ----------------------------
(State or other jurisdiction of   (I.R.S. Employer    (Primary Standard Industrial
incorporation or organization)   Identification No.)   Classification Code Number)

                                 444 WEST IDAHO
                    KALISPELL, MONTANA 59904   (406) 758-2265
                -------------------------------------------------
                (Address including ZIP Code and telephone number, including area code, of registrant's principal executive offices)

Douglas K. Morton, President           Copies To:
444 West Idaho                         Karen L. Witt, Esq.
Kalispell, Montana 59904               Rothgerber, Appel, Powers & Johnson LLP
(406) 758-2265                         1200 17th Street, Suite 3000
(Name and address of                   Denver, Colorado  80202
 agent for service)                    (303) 623-9000

                            ------------------------

               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                        OF THE SECURITIES TO THE PUBLIC:

The exchange of shares is to take place on or after June 1, 1997, which date will be after approval is received from the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of Each Class                 Proposed                                   Amount of
of Securities to be  Amount Being   Maximum Offering    Proposed Maximum       Registration
Registered           Registered     Price Per Unit(1)   Aggregate Offering(1)  Fee
-------------------------------------------------------------------------------------------
Common Stock         71,880 shares  $52.057             $3,741,857.10          $1,133.90*
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

*Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act for 1933, as amended, based on the book value per share of the stock as of December 31, 1996 ($520.57), and the ten-for-one exchange ratio.

                            BANKWEST FINANCIAL, INC.
                                    FORM S-4
                  CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b)
                                OF REGULATION S-K

               HEADINGS IN PROSPECTUS                  ITEMS OF FORM S-4
               ----------------------                  -----------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus            Prospectus

 2.  Inside Front and Outside Back Cover
     Pages of Prospectus                               Proxy Statement and Table of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information                     Summary of Proxy Statement

     (a), (b), (c), (g), (h), and (i)                  Summary of Proxy Statement

     (d), (e)                                          Selected Financial Data (to the
                                                       extent applicable)

     (f)                                               Market Price of and Dividends on
                                                       Bank Stock and Company Stock

     (j)                                               Summary of Proxy Statement and
                                                       Comparison Between Company
                                                       Stock and Bank Stock

     (k)                                               Summary of Proxy Statement and
                                                       Information Concerning
                                                       Consolidation Agreement

 4.  Terms of The Transaction
     (a)(l), (2), (5), and (6)                         Information Concerning
                                                       Consolidation Agreement

     (a)(3) and (4)                                    Comparison Between Company
                                                       Stock and Bank Stock

     (b)                                               Not Applicable

     (c)                                               Summary of Proxy Statement

 5.  Pro Forma Financial Information                   Not Applicable


                                    -ii-


 6.  Material Contacts with the Company Being
     Acquired                                          Description of the Company

 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters                                Not Applicable

 8.  Interests of Named Experts and Counsel            Legal Opinions

 9.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities    Description of the Company--
                                                       Indemnification and Limitation of
                                                       Personal Liability; Description of the
                                                       Bank--Indemnification and
                                                       Limitation of Personal Liability

10.  Information with Respect to S-3 Registrants       Not Applicable

11.  Incorporation of Certain Information by
     Reference                                         Not Applicable

12.  Information with Respect to S-2 or S-3
     Registrants                                       Not Applicable

13.  Incorporation of Certain Information by
     Reference                                         Not Applicable

14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants
     (a), (b) and (c)                                  Description of the Company

     (d)                                               Market Price of and Dividends on
                                                       Bank Stock and Company Stock

     (e), (f), (g), (h) and (i)                        Not Applicable

15.  Information with Respect to S-3 Companies         Not Applicable

16.  Information with Respect to S-2 or S-3
     Companies                                         Not Applicable

17.  Information with Respect to Companies
     Other Than S-3 or S-2 Companies
     (a) and (b)(4), (6) and (9)                       Not Applicable

     (b)(1)                                            Description of the Bank


                                   -iii-


     (b)(2)                                            Market Price of and Dividends on
                                                       Bank Stock and Company Stock

     (b)(3)                                            Selected Financial Data

     (b)(5)                                            Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations

     (b)(7)                                            Financial Statements

     (b)(8)                                            Financial Statements

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited
     (a)(l) and (2)                                    Concluding Paragraph of Notice
                                                       and Proxy Statement

     (a)(3)                                            Information Concerning
                                                       Consolidation Agreement--Rights
                                                       of Dissenting Shareholders

     (a)(4)                                            Summary of Proxy Statement

     (a)(5)                                            Principal Holders of Voting Securities

     (a)(6)                                            Summary of Proxy Statement;
                                                       Information Concerning
                                                       Consolidation Agreement;
                                                       Description of the Bank

     (a)(7)(i)                                         Description of the Bank--
                                                       Management

     (a)(7)(ii)                                        Description of the Bank--Executive
                                                       Compensation

     (a)(7)(iii)                                       Description of the Bank--
                                                       Indebtedness of and Transactions
                                                       with Management

     (b)                                               Not Applicable

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited, or
     in an Exchange Offer                              Not Applicable

                         BANKWEST, NATIONAL ASSOCIATION
                                 444 West Idaho
                            Kalispell, Montana 59904



Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of BankWest, National Association to be held on the ____ day of ______________, 1997, at 3:00 p.m., local time, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The discussion and vote upon the Consolidation Agreement will not commence until 4:00 p.m. Your Notice of the Annual Meeting, Prospectus/Proxy Statement and proxy are enclosed.

     At the Annual Meeting you will be asked to elect six (6) directors and to consider and vote on a Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement") whereby BankWest Interim Bank, N.A. (the "Interim Bank") will consolidate with and into BankWest, National Association (the "Bank"). The Interim Bank will be a wholly owned subsidiary of BankWest Financial, Inc. (the "Company"), a company incorporated in the State of Montana at the direction of the Bank's management. In the reorganization, the Bank will become a wholly owned subsidiary of the Company. The Company will become a registered bank holding company and will be owned by the Bank's current shareholders.

     On the effective date of the consolidation, each one (1) share of common stock of the Bank issued and outstanding immediately prior to the effective date, other than the Flathead Shares, as defined below, shall automatically be converted into ten (10) shares of common stock of the Company. The Company will become a registered bank holding company and will be owned by the Bank's current shareholders with each shareholder, other than shareholders owning Flathead Shares, owning an approximately 25% greater interest in the Company as he or she owned in the Bank due to the purchase and cancellation of Flathead Shares by the Company.

     As you may know, Flathead Holding Company of Bigfork ("Flathead") is a bank holding company owning Flathead Bank of Bigfork and a branch bank in Lakeside. Until late 1996 it was affiliated with Mountain Bank of Whitefish and Evergreen. All of these institutions are competitors with the Bank in the Kalispell market. In June 1996, the Federal Reserve Board approved Flathead's application to acquire up to 23.4% of the voting shares of the Bank, which would have made Flathead the Bank's single largest shareholder. The Bank's Board of Directors determined that it was in the best interest of the Bank's shareholders, customers and employees to resist Flathead's acquisition effort due to Flathead's resulting ability to influence Bank management decisions and place at least one director upon the Bank's Board, and the extent to which Flathead's community ownership of stock and management style differs from that of the Bank.

     Therefore, in July 1996, Douglas Morton, President of the Bank, along with Bank directors Richard Dasen and Charles Lee and the Bank's legal counsel, commenced negotiations with Flathead's President and Chairman, Larry W. Jochim, and Flathead's legal counsel for the purchase of the Bank stock held by Flathead or to be acquired by Flathead pursuant to options granted by Bank shareholders (the "Flathead Shares") to Flathead.
The result of these negotiations was the Stock Purchase Agreement dated December 5, 1996, a copy of which is attached to the Consolidation Agreement as Exhibit A to the Prospectus/Proxy Statement, pursuant to which the Company agreed to purchase the Flathead Shares for cash to prevent Flathead's continued ownership of Bank stock. The Company is not soliciting approval of the Stock Purchase Agreement which has already been consummated.

     Since the Company is unable to purchase shares of Bank stock until after the bank holding company formation is completed, on January 24, 1997, six officers and directors of the Bank purchased the Flathead Shares from Flathead in order to halt the daily acceleration of the per share price of the Flathead Shares payable to Flathead pursuant to the Stock Purchase Agreement. 1,842 Flathead Shares were purchased at $810.00 per share, or $1,492,020 in the aggregate, and $40,500 was placed in escrow for the remaining 50 Flathead Shares. The 1,892 Flathead Shares represented a 20.5% block of Bank stock held by Flathead at the time of the sale. The $810.00 per share price paid for the 1,892 Flathead Shares represents approximately 1.55 times the book value per share of the Bank stock at January 24, 1997 ($522.73), or approximately 1.2 times the average trading price in the fourth quarter of 1996 ($679.95). Bank stock has historically traded at or near book value. Other than the purchase of Flathead Shares from Flathead, the most recent trade of Bank stock was on November 1, 1996, at approximately 1.3 times book value per share. Flathead paid approximately 1.3 times book value to acquire the Flathead Shares. The $810.00 price was negotiated at arms' length by the representatives of Flathead and the Bank. No formal or informal appraisals or valuations were obtained by the Bank relating to the price paid. The Bank's Board believes that the $810.00 price represented the fair market value of a 20.5% block of Bank stock on January 24, 1996, based upon the book value and historical trades of Bank stock and its negotiations with Flathead. However, it is unlikely that shareholders dissenting to the Consolidation Agreement or shareholders selling smaller blocks of Bank stock or Company stock in the future would receive this price due to the general market premium placed upon large blocks of a company's stock. The immediate effect of the purchase of Flathead Shares by the Company will be a $7.86 per share decrease in the book value of the remaining shares of Company stock. Even though there is an initial decrease in book value, management strongly believes that the transaction described more fully herein is in the best long-term interests of Bank shareholders.

     Bank directors Richard Dasen, Richard Gunlikson, Charles Lee, Douglas Morton, Teruko Rogers and Barry Smith each purchased 307 Flathead Shares on January 24, 1997, with their own funds and on their own behalf in order to protect the interests of the Bank. Each person obtained an individual loan in order to purchase the Flathead Shares. Another 50 Flathead Shares were not available for transfer so an escrow account was established with the $40,500 purchase price for these shares. If the Consolidation Agreement is approved, the Company will purchase the 1,842 Flathead Shares from the six directors, in lieu of an exchange for Company stock, at the price paid to Flathead therefor plus interest accruing on the individual funds each such person borrowed in order to purchase the Flathead Shares. In addition, the $40,500 in escrow for the remaining 50 Flathead Shares will be released upon receipt of the stock certificates representing these shares. The Flathead Shares will subsequently be canceled. All shares of Bank stock owned by the six directors, other than the Flathead Shares, will be exchanged for Company stock in the consolidation on the same 10-for-1 basis as Bank stock held by all other shareholders. If the Consolidation Agreement is not approved and the Company is not formed, the Company will not purchase the Flathead Shares. The six directors will either retain ownership of their Flathead Shares or may try to resell the shares in order to pay the costs associated with their individual loans used to purchase the shares.

     The purpose of the Consolidation Agreement is the formation of the Company as a bank holding company for the Bank. Shareholder approval is not being solicited for the purchase of the Flathead Shares, and is not separately required, except as part of the terms of the Consolidation Agreement. However, approval of the Consolidation Agreement and the subsequent formation of the Company will make possible the Company's purchase of the Flathead Shares. A vote against the Consolidation Agreement will constitute a vote against all of its terms, including formation of the Company and the Company's purchase of the Flathead Shares.

     If you dissent from this proposal and properly perfect your right of dissent with respect to the consolidation, you will receive the value of your Bank stock in cash in compliance with the applicable statutory provisions under the National Bank Act. To the extent permitted by law, the obligations of the Bank to pay dissenters will be assumed by the Company.

     It is management's opinion that the proposed formation of the Company, which is more fully described in the accompanying Prospectus/Proxy Statement, will provide certain advantageous financing alternatives not currently available to the Bank and will enable the Bank to continue to meet the changing financial requirements of its customers and the community it serves. It may also provide some liquidity for shareholders and flexibility in the future if it is determined to be desirable to acquire other financial institutions or to enter into certain banking-related activities which the Bank cannot now legally undertake.

     The Bank has requested the opinion of the law firm of Rothgerber, Appel, Powers & Johnson LLP that the acquisition, if consummated, will be tax-free to the Bank, the Company and to Bank stockholders who receive only common stock of the Company. A draft of the tax opinion is a part of the enclosed Prospectus/Proxy Statement. The acquisition will not be consummated unless such opinion can be given at closing.

     Under federal securities law the Proxy Statement of the Bank is deemed to be a Prospectus under which the Company offers its stock to you pursuant to the Consolidation Agreement. This is the reason for the statement in bold-face type below, which federal securities law requires on all prospectuses.

     Management and the Board of Directors of the Bank believe that the Consolidation Agreement is in the best interest of the shareholders of the Bank and urge you to vote in favor of its ratification and confirmation.

                              Very truly yours,

                              BANKWEST, NATIONAL ASSOCIATION


                              ---------------------------------------
                              Douglas K. Morton
                              President/Chief Executive Officer

Date: ______________, 1997


                          ---------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         BANKWEST, NATIONAL ASSOCIATION
                                 444 West Idaho
                            Kalispell, Montana 59904

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held __________, 1997

     Notice is hereby given that pursuant to the call of its Board of Directors, the Annual Meeting of Shareholders of BankWest, National Association (the "Bank") will be held on _____day, ______________, 1997, at 3:00 p.m., local time, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The discussion and vote upon the Consolidation Agreement will not commence until 4:00 p.m.

     The purposes of the meeting are:

     (1) To elect six (6) persons to the Board of Directors of the Bank to hold office until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualified.

     (2) To ratify and confirm a Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement"), a copy of which is attached as Exhibit A to the accompanying Proxy Statement, which provides for the consolidation of BankWest Interim Bank, N.A. with and into the Bank. BankWest Interim Bank, N.A. is a wholly owned subsidiary of BankWest Financial, Inc., a Montana corporation. Pursuant to the Consolidation Agreement, BankWest Interim Bank, N.A. and the Bank will consolidate and the Bank will become the Continuing Bank. All stock of the Bank will be held by BankWest Financial, Inc. upon consummation of the transaction and the stock of BankWest Financial, Inc. will be held by the current shareholders of the Bank as further discussed in the Prospectus/Proxy Statement. The Continuing Bank will continue business under the name BankWest, National Association, subject to all the conditions set forth in the attached Proxy Statement/Prospectus and subject to the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The purpose for the Consolidation Agreement is the formation of the Company.

     (3) To transact such other business as may be legally brought before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business as of 5:00 p.m. on _______________, 1997, will be entitled to vote at the meeting. You may revoke your proxy at any time prior to its exercise.

                                       By Order of the Board of Directors


                                       ------------------------------------
                                       Donald B. McCarthy, Secretary
Kalispell, Montana

_____________, 1997

-------------------------------------------------------------------------------
                   IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY

     In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed proxy in the envelope provided to the principal office of BankWest, National Association no later than 5:00 p.m., _______________, 1997.  If you attend the meeting, you may withdraw your proxy and vote in person.  That number of shares of Bank Stock represented by proxies which are returned unmarked will be voted in favor of the Consolidation
     Agreement.
-------------------------------------------------------------------------------

                                   PROSPECTUS

      The Date of this Prospectus/Proxy Statement is ______________, 1997

                            BANKWEST FINANCIAL, INC.
                                  71,880 SHARES
                                  COMMON STOCK


     THIS DOCUMENT SERVES AS A PROSPECTUS FOR SHARES OF COMMON STOCK OF BANKWEST FINANCIAL, INC. AND ALSO AS A PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF BANKWEST, NATIONAL ASSOCIATION.

     This Prospectus covers 71,880 shares of common stock of BankWest Financial, Inc., a Montana corporation (the "Company"), to be issued in connection with the acquisition of BankWest, National Association (the "Bank") by the Company as described in the attached Prospectus/Proxy Statement. The common stock of the Company ("Company Stock") will be exchanged for shares of common stock of the Bank ("Bank Stock") on a ten-for-one basis by Bank stockholders other than stockholders owning the Flathead Shares, as discussed further herein, who do not dissent from the proposal and perfect their rights of appraisal under applicable provisions of the National Bank Act.

     Consummation of the Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement"), a copy of which is attached hereto as EXHIBIT A and is incorporated herein by this reference, is conditioned upon the approval of the acquisition by two-thirds of the outstanding shares of Bank Stock entitled to vote and various other conditions as described in the attached Prospectus/Proxy Statement. The purpose of the Consolidation Agreement is the formation of a bank holding company for the Bank.

                           ----------------------


THE SHARES OF COMPANY STOCK DESCRIBED IN THE PROSPECTUS/PROXY STATEMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------
                                PROXY STATEMENT
                              -------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD _______________, 1997



     This Prospectus/Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BankWest, National Association (the "Bank") of proxies for use at the Annual Meeting of Shareholders of the Bank to be held ____________, 1997. Only shareholders of record as of 5:00 p.m. on _____________, 1997, will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to one vote on the matters to be voted on at this Annual Meeting. There were 9,080 shares of Bank Stock outstanding as of May 1, 1997.

     The cost of soliciting proxies will be borne by the Bank. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers and directors who will not be specially compensated for such solicitation.

     This Prospectus/Proxy Statement and enclosed proxy were first mailed to the Bank's shareholders on or about ______________, 1997.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised, and, therefore, execution of the proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or a duly executed proxy bearing a later date sent to the Bank, Attention: Donald B. McCarthy, Secretary, 444 West Idaho, Kalispell, Montana 59904, or it may be done personally upon oral or written request at the Annual Meeting. In the absence of specific instructions to the contrary, proxies received by the Board of Directors will be voted in favor of the proposals described herein.

                              -------------------


                 THESE SECURITIES HAVE NOT BEEN APPROVED OR
                 DISAPPROVED BY THE SECURITIES AND EXCHANGE
                 COMMISSION NOR HAS THE COMMISSION PASSED
                 UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     PURPOSE OF THE ANNUAL MEETING OF SHAREHOLDERS . . . . . . . . . . . . . . 7
     PROPOSED ACQUISITION. . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . .13

PROPOSAL 1--ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . .14

PROPOSAL 2--INFORMATION CONCERNINGCONSOLIDATION AGREEMENT. . . . . . . . . . .15
     REASONS FOR THE ACQUISITION . . . . . . . . . . . . . . . . . . . . . . .15
     HISTORY OF FLATHEAD SHARES. . . . . . . . . . . . . . . . . . . . . . . .16
     DESCRIPTION OF THE CONSOLIDATION AGREEMENT. . . . . . . . . . . . . . . .18
     DESCRIPTION OF COMPANY DEBT . . . . . . . . . . . . . . . . . . . . . . .21
     RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .21
     EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . .22
     FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT . . . . . . . . . . .22
     OTHER POSSIBLE CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . .23

MARKET PRICE OF AND DIVIDENDS ON BANK STOCK AND COMPANY STOCK. . . . . . . . .25

HISTORICAL AND PRO FORMA CAPITALIZATION. . . . . . . . . . . . . . . . . . . .26

DESCRIPTION OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .27
     ORGANIZATION AND OPERATION. . . . . . . . . . . . . . . . . . . . . . . .27
     REGULATION AND SUPERVISION. . . . . . . . . . . . . . . . . . . . . . . .27
     MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY. . . . . . . . . . .31
     PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     SALES OF ADDITIONAL SECURITIES. . . . . . . . . . . . . . . . . . . . . .32
     LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     ANTI-TAKEOVER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . .32

DESCRIPTION OF BANKWEST INTERIM BANK, N.A. . . . . . . . . . . . . . . . . . .33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE BANK . . . . . . . .33
     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     COMPARISON OF OPERATING RESULTS . . . . . . . . . . . . . . . . . . . . .34
     INTEREST RATE SENSITIVITY AND LIQUIDITY . . . . . . . . . . . . . . . . .42

     CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     IMPACT OF INFLATION . . . . . . . . . . . . . . . . . . . . . . . . . . .44

DESCRIPTION OF THE BANK. . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     HISTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     LENDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     INVESTMENT PORTFOLIO. . . . . . . . . . . . . . . . . . . . . . . . . . .48
     DEPOSITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
     PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     REGULATION AND SUPERVISION. . . . . . . . . . . . . . . . . . . . . . . .52
     MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     COMPENSATION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . .54
     BOARD COMMITTEES AND MEETINGS . . . . . . . . . . . . . . . . . . . . . .54
     EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . .54
     STOCK OPTION PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT
          AND OTHERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
     INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY. . . . . . . . . . .56
     EMPLOYEES AND EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . .56
     LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .57

PRINCIPAL HOLDERS OF VOTING SECURITIES . . . . . . . . . . . . . . . . . . . .57

COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK. . . . . . . . . . . . . . . .59
     DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
     VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
     PREEMPTIVE AND OTHER RIGHTS . . . . . . . . . . . . . . . . . . . . . . .59
     ASSESSMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
     LIQUIDATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .60
     SHARES ELIGIBLE FOR FUTURE SALE . . . . . . . . . . . . . . . . . . . . .60
     ANTI-TAKEOVER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . .60

INFORMATION CONCERNING ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . .61

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .62

EXHIBITS

     A. Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. and BankWest Financial, Inc.

     B.   Section 215 of the National Bank Act, concerning dissenters' rights.

     C. Draft opinion of Rothgerber, Appel, Powers & Johnson LLP as to certain tax consequences of the proposed acquisition.

     D.   Articles of Incorporation of BankWest Financial, Inc.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME, NOR ANY OFFER OR SOLICITATION MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  ----------------------------------------------------------------------------

                         ANNUAL REPORTS TO SHAREHOLDERS

     If the Consolidation Agreement is effected, the Company will furnish to shareholders annual reports of the Company, including consolidated financial statements of the Company and the Bank prepared in accordance with generally accepted accounting principles. Audited financial statements for the Bank's past two fiscal years are included with this package.
  ----------------------------------------------------------------------------

                                    SUMMARY

     Following is a brief summary of certain information set forth in the Prospectus/Proxy Statement. This summary does not purport to be complete and should be read in conjunction with the Prospectus/Proxy Statement as a whole, including the Exhibits hereto. Bank shareholders are urged to read carefully the entire Prospectus/Proxy Statement, including the Exhibits.

CERTAIN DEFINITIONS

     "Annual Meeting" shall mean the Annual Meeting of the shareholders of Bank Stock to be held _______________, 1997, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, at 3:00 p.m., local time.

     "Bank" shall mean BankWest, National Association, 444 West Idaho, Kalispell, Montana 59904.

     "Bank Stock" shall mean the $100 par value common stock of the Bank, more fully described in "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

     "Company" shall mean BankWest Financial, Inc., 444 West Idaho, Kalispell, Montana 59904, a Montana corporation, which will acquire up to 100% of the issued and outstanding Bank Stock from Bank shareholders.

     "Company Stock" shall mean the common stock of the Company, more fully described in "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

     "Consolidation Agreement" shall mean the Plan of Consolidation and Consolidation Agreement attached as EXHIBIT A and further discussed herein.

     "Effective Date" shall mean the date of consummation of the Consolidation Agreement.

     "Flathead Shares" shall mean the 1,892 shares of Bank Stock purchased or to be purchased from Flathead Holding Company of Big Fork, Montana, by six officers or directors of the Bank (Messrs. Dasen, Gunlikson, Lee, Morton and Smith and Ms. Rogers) on January 24, 1997, pursuant to the Stock Purchase Agreement dated December 5, 1996, as more fully described in "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--HISTORY OF FLATHEAD SHARES."

     "FRB" shall mean the Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board.

     "Interim Bank" shall mean BankWest Interim Bank, N.A., 444 West Idaho, Kalispell, Montana 59904, a wholly owned subsidiary of BankWest Financial, Inc.

     "OCC" shall mean the Office of the Comptroller of the Currency.

PURPOSE OF THE ANNUAL MEETING OF SHAREHOLDERS

     The meeting is an Annual Meeting of Shareholders of the Bank at which shareholders will be asked to elect six (6) directors to the Board, to vote on a major Consolidation Agreement and to vote upon other matters as may properly be presented at the meeting. The holders of record of Bank Stock as of 5:00 p.m. on ___________, 1997, are entitled to vote on all matters at the Annual Meeting. See "ELECTION OF DIRECTORS" and "INFORMATION CONCERNING CONSOLIDATION AGREEMENT."

PROPOSED ACQUISITION

     CONSOLIDATION AGREEMENT. At the Annual Meeting, shareholders will consider and vote upon the proposed Consolidation Agreement, a copy of which is attached hereto as EXHIBIT A. As a result of the acquisition, the Bank will become a wholly owned subsidiary of the Company. On the Effective Date, each one (1) share of outstanding Bank Stock, other than Flathead Shares, shall automatically be converted into and represent a right to receive ten
(10) shares of outstanding Company Stock, and shareholders of the Bank, other than those holding Flathead Shares, will automatically become shareholders of the Company with a greater percentage ownership interest in the Company due to the purchase and cancellation of the Flathead Shares. The Board of Directors believes that the 10-for-1 share exchange is in the best interest of all shareholders in order to decrease the per share price of Company Stock to a value of $50 to $100. Several shareholders have indicated an interest in purchasing additional shares, but are unwilling or unable to spend in excess of $500 for one share of Bank Stock. This has the effect of limiting the market for the Bank Stock. Additionally, several shareholders have expressed an interest in transferring Bank Stock to family members for estate planning purposes, but have been somewhat limited in their options by the few number of shares of Bank Stock owned by them and the relatively high price per share. Stock certificates representing shares of Company Stock will be distributed to each shareholder in exchange for their stock certificates representing shares of Bank Stock after the Effective Date within 30 days after the Company has received the stock certificates representing that shareholder's shares of Bank Stock.

     The six officers and directors of the Bank holding the 1,842 Flathead Shares shall receive on the Effective Date in exchange for the Flathead Shares, in lieu of Company Stock, a cash payment in the amount of $810.00 per Flathead Share owned by them, plus accrued interest thereon. The $810.00 per share held in an escrow account for the remaining 50 Flathead Shares will be paid to the holder of these shares upon receipt of the certificates representing these shares. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--HISTORY OF FLATHEAD SHARES." Shares of Bank Stock other than the Flathead Shares held by these six persons will be exchanged for Company Stock on a 10-for-1 basis. Shareholders who do not dissent from the proposal and perfect their rights of payment under the National Bank Act may exchange each one (1) share of Bank Stock owned by them for ten (10) shares of Company Stock. Shareholders who object to the Consolidation Agreement have the right to perfect their rights as dissenters and to receive the value of their shares of Bank Stock in cash after the Effective Date. THE BOARD OF DIRECTORS OF THE BANK IS UNANIMOUSLY IN FAVOR OF THE PRO-

POSED CONSOLIDATION AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

     The individuals who constitute the Board of Directors of the Bank and the Board of Directors of the Company will be identical. In the event the directors of either the Bank, the Interim Bank or the Company conclude that the acquisition is not in the best interest of either of the respective entities, the Consolidation Agreement may be terminated upon resolution adopted by the Board of any such entity, written notice of which shall be given to the Boards of the other entities and to the shareholders of the Bank. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF THE CONSOLIDATION AGREEMENT."

     PURPOSES OF THE ACQUISITION. The immediate purpose of the Consolidation Agreement is to transfer ownership of the Bank to the Company in order to make available certain advantages associated with ownership of the Bank through a one-bank holding company, including (i) creating a market for shares of Company Stock, (ii) having the ability to borrow funds, as necessary, which could be contributed to the Bank, (iii) permitting greater flexibility in responding to new banking laws, (iv) facilitating acquisition activities, (v) engaging in activities closely related to banking, and (vi) transferring dividends from the Bank to the Company without being subject to taxation. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--REASONS FOR THE ACQUISITION." Management believes that the Company's ownership of the Bank will enable the Bank to continue to meet the changing financial requirements of all segments of the Bank's community. The purchase of Flathead Shares for cash was negotiated by Bank management in order to prevent Flathead from acquiring a controlling interest in the Bank. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--HISTORY OF FLATHEAD SHARES."

     DEBT OF THE COMPANY. An unrelated financial institution has approved commitments for standby lines of credit to the Company in the amount of $125,000 for organizational expenses of the Company, $120,000 to temporarily capitalize the Interim Bank, and up to $883,602 to pay the holders of the Flathead Shares. Any additional amounts necessary to pay the holders of the Flathead Shares or any dissenters will be paid by a dividend declared by the Bank to the Company. Management is not aware of any plan to dissent on the part of holders of Bank Stock and estimates that only a minimal number of Bank shareholders may dissent. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF COMPANY DEBT."

     CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION AGREEMENT. The affirmative vote of the holders of two-thirds of the shares of Bank Stock
(66 2/3%) is required for approval of the Consolidation Agreement. Management believes that shareholder approval of the Consolidation Agreement is virtually assured because as of May 1, 1997, the directors and executive officers of the Bank (seven persons) beneficially owned or controlled 58.4% of the outstanding Bank Stock. See "PRINCIPAL HOLDERS OF VOTING SECURITIES." Each of these persons has indicated his or her intention to vote in favor of the Consolidation Agreement.

     Management of the Bank does not anticipate that there will be dissenting shareholders. The consummation of the Consolidation Agreement also requires final approval of the OCC and final approval of the FRB of an application by the Company to become a one-bank Company. The FRB application was filed on December 17, 1996, and approved on January 22, 1997. The OCC application was filed on December 19, 1996. The OCC granted approval to form the Interim Bank on December 30, 1996, and approved the Consolidation Agreement on January 30, 1997. Such approval should not be construed as an endorsement or recommendation of the proposed acquisition. The Consolidation Agreement is also subject to this Prospectus/Proxy Statement being declared effective by the Securities and Exchange Commission (the "SEC") which occurred on _______________, 1997. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF THE CONSOLIDATION AGREEMENT."

     RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of the Bank who vote against the proposal and file a written notice of dissent at or prior to the meeting and perfect their dissenters' rights will have the right to be paid the fair cash value of their shares if they fully comply with the applicable procedures of Section 215 of Title 12 of the United States Code, attached hereto as EXHIBIT B. Notice should be given to Douglas K. Morton, President, at 444 West Idaho, Kalispell, Montana 59904. For further information see "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--RIGHTS OF DISSENTING SHAREHOLDERS."

     TAX CONSEQUENCES. The Bank has requested an opinion from special counsel to the effect that no gain or loss will be recognized for federal income tax purposes by the Bank, Bank shareholders (other than the holders of Flathead Shares and those Bank shareholders who dissent and receive cash for their Bank Stock) or the Company in connection with the proposed Consolidation Agreement. The full text of the draft opinion is attached as EXHIBIT C. For a summary of the opinion, see "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT." This opinion will be given prior to and as a condition of consummation.

     BUSINESS OF THE BANK AND THE COMPANY. The Bank is chartered as a national bank under the laws of the United States of America and conducts a commercial banking business in Montana. The Company is a corporation, incorporated on October 4, 1996, under the laws of the State of Montana, which has applied for and received prior approval from the FRB and the OCC to become a one-bank holding company. Upon completion of the Consolidation Agreement, the Company will own all of the outstanding shares of Bank Stock. It may engage in other activities permitted under the Federal Bank Company Act of 1956, as amended. See "DESCRIPTION OF THE BANK" and "DESCRIPTION OF THE COMPANY."

     DIFFERENCES BETWEEN BANK STOCK AND COMPANY STOCK. Holders of shares of Bank Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor, to one vote for each share held and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities. Bank shareholders do have preemptive rights to purchase newly issued shares of Bank Stock and do not have cumulative voting rights in the election of directors.

     The holders of Company Stock are also entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities. Company shareholders will not be entitled to cumulative voting rights in the election of directors and will not have preemptive rights. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

     ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation provide certain anti-takeover provisions, including a "super-majority" vote for fundamental corporation transactions. These provisions may deter attempts to gain control over the Company. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--ANTI-TAKEOVER PROVISIONS."

     INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON. As of May 1, 1997, the directors and executive officers of the Bank (seven persons) beneficially owned or controlled, directly or indirectly, 5,301 shares or 58.4% of outstanding Bank Stock. See "PRINCIPAL HOLDERS OF VOTING SECURITIES." Each of the executive officers and directors of the Bank has indicated his intention to vote in favor of the Consolidation Agreement.

     Public resale of the Company Stock by certain persons deemed to be affiliates (control persons) of the Company, such as Mr. Morton and other directors and executive officers of the Bank, will be restricted pursuant to certain provisions of Rule 145 promulgated under the Securities Act of 1933. Stock certificates representing Company Stock issued to such persons will bear a legend to that effect. No resales will be made pursuant to this Prospectus/Proxy Statement or the Registration Statement in which it was filed under federal securities laws. See "PRINCIPAL HOLDERS OF VOTING SECURITIES."

     Affiliates can only publicly sell in any three-month period an amount of stock representing no more than one percent of all outstanding shares of Company Stock and can only publicly sell when current public information about the Company is available. Additionally, public resale by affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations, a notice of public sale on Form 144 will be required to be filed with the SEC.

     CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA. The following tables show certain historical income data, per share data, dividend data and pro forma data that assumes that the transaction had occurred prior to the periods indicated. See also "SELECTED FINANCIAL DATA" and "HISTORICAL AND PRO FORMA CAPITALIZATION." All historical data refers to historical Bank information and all pro forma data refers to the combined information of the Company and the Bank as the Company's subsidiary. The pro forma data has been prepared by an accounting method similar to a pooling of interests accounting method, i.e., any new organization under common control, as it is anticipated that the acquisition will be treated on a pooling of interests basis for accounting purposes. Further, it is anticipated that in the acquisition the Company will be the acquirer and the Bank will be the acquiree. The tables are not necessarily indicative of the actual results that would have been obtained had the acquisition been consummated in the past or which may be obtained in the future.

                                  Net Income

                                              Year Ended December 31
                                        ---------------------------------
                                          1996         1995        1994
                                        --------     --------    --------

Bank historical                         $673,366     $595,771    $547,118
Company pro forma adjustments
  Interest expense(1)                    (36,960)     (36,960)    (36,960)
  Foregone investment interest(2)        (28,035)     (28,035)    (28,035)
  Total adjustments                     $(64,995)    $(64,995)   $(64,995)

Company pro forma net income            $608,371     $530,776    $482,123

-------------------
(1) Interest is computed on a $767,000 loan at an estimated annual rate of 8% and adjusted for income taxes.
(2) The Bank intends to declare an $890,000 dividend to pay organizational costs ($125,000) and for a portion of the Flathead Shares ($765,000). Foregone interest is the interest that could be earned on the $890,000 at an annual investment rate of 5.25% and adjusted for income taxes at a 40% tax rate.




                            Net Income per Share(1)

                                              Year Ended December 31
                                        ---------------------------------
                                          1996         1995        1994
                                        --------     --------    --------
Bank historical(2)                       $78.44       $72.44      $68.39

Company pro forma combined,
7,046 shares outstanding(3)               86.34        75.33       68.43

(1) Assumes acquisition occurred on January 1 of each year for the pro forma amounts in a one-for-one exchange. The difference between the historical and pro forma figures the purchase of Flathead Shares at a cost of $1,532,000. Of this amount, $765,000 will be paid through a dividend and the balance of $767,000 will be paid through the acquisition of debt. Estimated organizational expenses of $125,000 will be paid through the issuance of a dividend.

(2) Determined by dividing historical net income by the average weighted number of shares of Bank common stock outstanding during each period. The weighted average number of shares outstanding was 8,585, 8,224 and 8,000 for 1996, 1995 and 1994, respectively.

(3) Reflects purchase of Flathead Shares and assumes no shareholders of the Bank dissent to the acquisition. Determined by dividing the pro forma net income by 7,046 shares.

                             Book Value per Share(1)

                                              Year Ended December 31
                                         --------------------------------
                                          1996         1995        1994
                                         -------      -------     -------
Bank historical                          $503.75      $440.85     $372.47

Company pro forma combined
7,046 shares outstanding(2)              $530.40      $304.91     $194.26


----------------------
(1)  See also "HISTORICAL AND PRO FORMA CAPITALIZATION."
(2) Reflects purchase of Flathead Shares and assumes no Bank shareholders dissent to the acquisition.


                             Dividends per Share(1)

                                              Year Ended December 31
                                         --------------------------------
                                          1996         1995        1994
                                         -------      -------     -------
Bank historical                           $5.00        $5.00       $5.00

Company pro forma combined
7,046 shares outstanding(2)                6.34         6.06        5.68


----------------------
(1) Dividend per share information is based actual shares outstanding at the end of each period and total dividends paid in each period. Shares outstanding were 8,938, 8,540 and 8,000 for 1996, 1995 and 1994, respectively. Total dividends paid were $44,690, $42,700 and $40,000 for 1996, 1995 and 1994, respectively. Although no assurance of the level of future dividends can be made, the Board of Directors does not anticipate a significant change in the dividend policy.
(2) Reflects purchase of Flathead Shares and assumes no Bank shareholders dissent to the acquisition.

                             SELECTED FINANCIAL DATA

     The following table presents summary financial information about the Bank for the years ended December 31, 1996, 1995 and 1994, as well as certain per share data for each period indicated. The information for the years ended December 31, 1994, through December 31, 1996, are derived from the Bank's financial statements which have been audited.


                                                        December 31
                                              ------------------------------
                                                1996       1995       1994
                                              --------   --------   --------
                                           (in thousands, except per share data)
Summary of operations
    Interest income                           $  3,525   $  3,121   $  2,520
    Interest expense                             1,543      1,325        874
                                              --------   --------   --------
        Net interest income                   $  1,983   $  1,796   $  1,646
    Provision for loan losses                       67         36         77
                                              --------   --------   --------
        Net interest income after
            provision for loan losses         $  1,916   $  1,760   $  1,569
    Other income                                   801        734        730
    Other expenses                               1,666      1,567      1,454
                                              --------   --------   --------
    Income before income taxes                $  1,051   $    927   $    846
    Income tax expense                             377        331        298
                                              --------   --------   --------
     Net income                               $    673   $    596   $    547
                                              --------   --------   --------
                                              --------   --------   --------
Per share information
    Net income (average shares outstanding)   $  78.44   $  72.44   $  68.39
                                              --------   --------   --------
                                              --------   --------   --------
    End of period book value                  $ 503.75   $ 440.85   $ 372.47
    Shares issued and outstanding                8,938      8,540      8,000

Balance sheet information
    Total assets                              $ 43,199   $ 40,274   $ 34,745
    Total deposits                            $ 35,693   $ 34,441   $ 30,572
    Total loans                               $ 30,038   $ 28,281   $ 24,350
    Allowance for loan losses                 $    331   $    357   $    346
    Shareholders' equity                      $  4,503   $  3,765   $  2,980

Return on equity and assets information
    Return on assets                              1.57%      1.56%      1.65%
    Return on equity                             16.38%     17.69%     19.54%
    Dividend payout ratio                         6.67%      7.17%      7.31%
    Equity to assets ratio                        9.59%      8.82%      8.43%

                        PROPOSAL 1--ELECTION OF DIRECTORS

     In accordance with the Bank's Bylaws, six (6) directors will be elected to the Board of Directors to serve until the 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified. The proxies will be voted, unless authority to do so is withheld, in favor of the six (6) nominees recommended by the Board. MANAGEMENT RECOMMENDS VOTING IN FAVOR OF EACH PERSON NAMED BELOW:

     Name and Age
     (as of 12-31-96)                  Position in Bank
     ----------------                  ----------------
     Richard Dasen, 54                 Director
     Richard Gunlikson, 68             Director
     Charles Lee, 62                   Director
     Douglas Morton, 52                President and Chairman
     Teruko Rogers, 58                 Director
     Barry Smith, 42                   Director

     During the past five years, the business experience of each nominee for director has been as follows:

     RICHARD DASEN has been a director of the Bank since 1987. He is Chairman of Dasen Company, a holding company for various business interests, located in Flathead County. He is also CFO of City Service, Inc. of Kalispell.

     RICHARD GUNLIKSON has been a director of the Bank since 1987. He is a Certified Public Accountant and owner of R. Gunlikson & Assoc. CPA, P.C. and a partner in Montana Menswear.

     CHARLES LEE has been a director of the Bank since 1987. He is President of Lee Distributing, Inc., a wholesale beer distributor, Chuck Lee Trucking, Inc. and C. L. Wine, a wholesale wine distributor.

     DOUGLAS MORTON has been Chairman of the Board and President of the Bank since 1987. He brings 17 years of banking experience to the Bank.

     TERUKO ROGERS has been a director of the Bank since 1987. She is Controller of Ponderosa Motors, an automobile dealership.

     BARRY SMITH was a director of the Bank from 1987 through August 1991 when he moved out of the area. He was reelected to the Board in April 1996. Mr. Smith is President of Barry Smith Logging, Inc.

     Information concerning ownership of Bank Stock, compensation and other information about these six persons can be found beginning at "DESCRIPTION OF THE BANK--MANAGEMENT" and at "PRINCIPAL HOLDERS OF VOTING SECURITIES."

                       PROPOSAL 2--INFORMATION CONCERNING
                             CONSOLIDATION AGREEMENT

     At the Annual Meeting, Bank shareholders will consider and vote upon a Consolidation Agreement under which, if approved, the Bank will be conducted as a wholly owned subsidiary of the Company. If the Consolidation Agreement is approved, shareholders of the Bank other than those holding Flathead Shares who do not elect to exercise their dissenters' rights will receive ten (10) shares of Company Stock in exchange for one (1) share of the $100.00 par value Bank Stock. THE BOARD OF DIRECTORS OF THE BANK IS UNANIMOUSLY IN FAVOR OF THE PROPOSED CONSOLIDATION AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

REASONS FOR THE ACQUISITION

     MARKET FOR SHARES. Holding companies, unlike banks, can make a market in their own shares. Banks cannot repurchase their own shares without regulatory approval but holding companies can repurchase up to 10% of their outstanding stock in any 12-month period without seeking the approval of any regulatory authority. Because the Bank Stock is not widely held, an active market for its shares does not exist. The Company can assist shareholders wishing to dispose of their shares by standing ready to repurchase them. To this end, the Company will be agreeable to purchase outstanding shares of the Company Stock in the future to the extent, in the opinion of its Board of Directors, it has funds available for such purchases. However, regulations of the FRB prohibit redemptions by bank holding companies of their stock in excess of 10% of their equity capital in any 12-month period without prior notice. In addition, purchases by the Company of its stock cannot be made if the Company's consolidated capital would fall below then applicable minimum capital guidelines of bank regulatory agencies. It is anticipated that when Company Stock is repurchased it will be repurchased on terms negotiated at that time. It is not anticipated that there will be an active market for the Company Stock upon consummation of the Consolidation Agreement.

     FUTURE FINANCING ADVANTAGES. Acting pursuant to their responsibility for regulating and supervising banks, federal bank regulatory authorities have the authority to require that banks maintain adequate capital to meet the demands of new growth. Rapid future growth in the Bank's assets could result in a decline in the Bank's required capital-to-assets ratio. A bank holding company has the ability to borrow funds, which could then be either contributed to the capital of the Bank or invested in the Bank through the purchase of newly authorized shares. The Company has no current plans to engage in activities other than acting as a holding company for the Bank.

     RESPONSE TO CHANGING NEEDS. In the opinion of the Board of Directors of the Bank, the Consolidation Agreement will permit greater flexibility in responding to the rapidly changing law and practice in the banking industry. These changes are required by customer demand for new and more varied services, to meet the competition of other financial institutions, and to take advantage of opportunities brought about by recent legislation and changes in government regulations. Some of the ways in which the Consolidation Agreement will enable the Bank to respond to such changes are set forth below.

     ACQUISITION ACTIVITIES. Holding companies can invest in corporations performing banking-related functions to an extent not permitted to banks. The Bank's management believes that the Consolidation Agreement may facilitate acquisition activities which would otherwise be unavailable to the Bank. See "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION." The Company currently has no specific acquisition plans other than acquisition of the Bank.

     NONBANKING ACTIVITIES. Restrictions imposed by law prohibit the Bank from directly expanding its services into other fields of financial and managerial activities closely related to banking. Banks can, however, invest to a limited extent in a bank services corporation which can engage in activities other than banking. A bank holding company can also engage in financial and managerial activities closely related to banking, although, unlike a bank services corporation, it is not limited in the amount it may invest in these activities. Thus, the bank holding company structure provides flexibility and can be used advantageously to move into other financially oriented activities. A holding company can either carry on these activities directly or it can form one or more subsidiaries for that purpose. A holding company can also acquire existing companies already established in such activities. It is not currently anticipated that the Company will engage in any other operations other than the operation of the Bank as a subsidiary, even though it has the ability and could do so in the event that, at any time in the future, management believes such a course of action would be advisable. Prior to the organization or acquisition of any related business, the Company must obtain prior approval of the FRB. See "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION."

     TAX BENEFITS. On the Effective Date, the Company will own 100% of the outstanding shares of Bank Stock, and the Bank will then be the Company's subsidiary. The Bank and the Company will file consolidated federal income tax returns for years following the year of the exchange. One advantage of this is that dividends from the Bank can be transferred to the Company (to enable it to pay interest and principal on any indebtedness incurred in the Consolidation Agreement) without being subjected to taxation. In addition, interest deductions on Company indebtedness may be used to offset the income of the Bank, reducing its tax burden. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT."

HISTORY OF FLATHEAD SHARES

     Flathead is a bank holding company owning Flathead Bank of Bigfork and a branch bank in Lakeside. Until late 1996 it was affiliated with Mountain Bank of Whitefish and its branch in Evergreen. All of these institutions are competitors with the Bank in the Kalispell market. In June 1996, the Federal Reserve Board approved Flathead's application to acquire up to 23.4% of the voting shares of the Bank, which would have made Flathead the Bank's single largest shareholder. The Bank's Board of Directors determined that it was in the best interest of the Bank's shareholders, customers and employees to resist Flathead's acquisition effort due to Flathead's resulting ability to influence Bank management decisions and place at least one director upon the Bank's Board, and the extent to which Flathead's community ownership of stock and management style differs from that of the Bank.

     Therefore, in July 1996, Douglas Morton, President of the Bank, along with Bank directors Richard Dasen and Charles Lee and the Bank's legal counsel, commenced negotiations with Flathead's President and Chairman, Larry
W. Jochim, and Flathead's legal counsel for the purchase of the Bank Stock held by Flathead or to be acquired by Flathead pursuant to options granted by Bank shareholders (the "Flathead Shares") to Flathead. The result of these negotiations was the Stock Purchase Agreement dated December 5, 1996, a copy of which is attached to the Consolidation Agreement as Exhibit A to the Prospectus/Proxy Statement, pursuant to which the Company agreed to purchase the Flathead Shares for cash to prevent Flathead's continued ownership of Bank Stock. The Company is not soliciting approval of the Stock Purchase Agreement which has already been consummated.

     Since the Company is unable to purchase shares of Bank stock until after the bank holding company formation is completed, on January 24, 1997, six officers and directors of the Bank purchased the Flathead Shares from Flathead in order to halt the daily acceleration of the per share price of the Flathead Shares payable to Flathead pursuant to the Stock Purchase Agreement. 1,842 Flathead Shares were purchased at $810.00 per share, or $1,492,020 in the aggregate, and $40,500 was placed in escrow for the remaining 50 Flathead Shares. The 1,892 Flathead Shares represented a 20.5% block of Bank stock held by Flathead at the time of the sale. The $810.00 per share price paid for the 1,892 Flathead Shares represents approximately 1.55 times the book value per share of the Bank stock at January 24, 1997 ($522.73), or approximately 1.2 times the average trading price in the fourth quarter of 1996 ($679.95). Bank stock has historically traded at or near book value. Other than the purchase of Flathead Shares from Flathead, the most recent trade of Bank stock was on November 1, 1996, at approximately 1.3 times book value per share. Flathead paid approximately 1.3 times book value to acquire the Flathead Shares. The $810.00 price was negotiated at arms' length by the representatives of Flathead and the Bank. No formal or informal appraisals or valuations were obtained by the Bank relating to the price paid. The Bank's Board believes that the $810.00 price represented the fair market value of a 20.5% block of Bank stock on January 24, 1996, based upon the book value and historical trades of Bank stock and its negotiations with Flathead. However, it is unlikely that shareholders dissenting to the Consolidation Agreement or shareholders selling smaller blocks of Bank stock or Company stock in the future would receive this price due to the general market premium placed upon large blocks of a company's stock. The immediate effect of the purchase of Flathead Shares by the Company will be a $7.86 per share decrease in the book value of the remaining shares of Company stock. Even though there is an initial decrease in book value, management strongly believes that the transaction described more fully herein is in the best long-term interests of Bank shareholders.

     Bank directors Richard Dasen, Richard Gunlikson, Charles Lee, Douglas Morton, Teruko Rogers and Barry Smith each purchased 307 Flathead Shares on January 24, 1997, with their own funds and on their own behalf in order to protect the interests of the Bank. Each person obtained an individual loan in order to purchase the Flathead Shares. Another 50 Flathead Shares were not available for transfer so an escrow account was established with the $40,500 purchase price to pay for these shares. If the Consolidation Agreement is approved, the Company will purchase the 1,842 Flathead Shares from the six directors, in lieu of an exchange for Company Stock, at the price paid to Flathead therefor plus interest accruing on the individual funds each such person borrowed in order to purchase the Flathead Shares. In addition, the $40,500 in escrow for the remaining 50 Flathead Shares will be released upon receipt of the stock certificates representing these shares. The Flathead Shares will subsequently be canceled. All shares of Bank Stock owned by the six directors, other than the Flathead Shares, will be exchanged for Company Stock in the consolidation on the same 10-for-1 basis as Bank Stock held by all other shareholders.

     The purpose of the Consolidation Agreement is the formation of the Company as a bank holding company for the Bank. Shareholder approval is not being solicited for the purchase of the Flathead Shares, and is not separately required, except as part of the terms of the Consolidation Agreement.
However, approval of the Consolidation Agreement and the subsequent formation of the Company will make possible the Company's purchase of the Flathead Shares. A vote against the Consolidation Agreement will constitute a vote against all of its terms, including formation of the Company and the Company's purchase of the Flathead Shares.

DESCRIPTION OF THE CONSOLIDATION AGREEMENT

     The Company has been organized under the Montana Business Corporation Act at the direction of Bank management and will hold 100% of the stock of the newly organized Interim Bank. The reorganization is to be accomplished through the consolidation of the Interim Bank with the Bank pursuant to the terms of the Consolidation Agreement, a copy of which is attached as EXHIBIT
A. The affirmative vote of the holders of two-thirds of the outstanding shares of the Bank and of the Interim Bank is required for approval of the Consolidation Agreement. Bank management does not anticipate that there will be dissenting shareholders.

     Shareholders other than those holding Flathead Shares who do not dissent from the proposal and perfect their rights of payment under the National Bank Act may exchange each one (1) share of Bank Stock for ten (10) shares of Company Stock. The Board of Directors believes that the 10-for-1 share exchange is in the best interest of all shareholders in order to decrease the per share price of Company Stock to a value of $50 to $100. Several shareholders have indicated an interest in purchasing additional shares, but are unwilling or unable to spend in excess of $500 for one share of Bank Stock. This has the effect of limiting the market for the Bank Stock. Additionally, several shareholders have expressed an interest in transferring Bank Stock to family members for estate planning purposes, but have been somewhat limited in their options by the few number of shares of Bank Stock owned by them and the relatively high price per share.

     If the Consolidation Agreement is approved, the six officers and directors of the Bank holding the 1,842 Flathead Shares shall receive in exchange for the Flathead Shares, in lieu of Company Stock, a cash payment in the amount of $810.00 per share or $1,492,020 in the aggregate, plus accrued interest. The $810.00 per share held in an escrow account for the remaining 50 Flathead Shares will be paid to the holder of these shares upon receipt of the certificates representing these shares. If the Consolidation Agreement is not approved and the Company is not formed, the

Company will not purchase the Flathead Shares. The six directors will either retain ownership of their Flathead Shares or may try to resell the shares in order to pay the costs associated with their individual loans used to purchase the shares. Shareholders who object to the Consolidation Agreement have the right to perfect their rights as dissenters and to receive the value of their shares of Bank Stock in cash after the Effective Date. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--HISTORY OF FLATHEAD SHARES" and "--RIGHTS OF DISSENTING SHAREHOLDERS."

     The OCC must grant preliminary conditional approval of the proposed consolidation pursuant to the Bank Merger Act of 1966. The OCC will not issue final approval of the proposed transaction until approval by the Bank shareholders is received. The Application to Charter the Interim Bank and to Consolidate was filed on December 19 1996, and preliminary approval to organize the Interim Bank was granted by the OCC on December 30, 1996. Preliminary conditional approval of the consolidation was granted on January 30, 1997. If the OCC grants final approval, such approval reflects only its view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness. The OCC's approval is not an opinion by the OCC that the proposed transaction is favorable to the shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the transaction. THE COMPTROLLER OF THE CURRENCY'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE PROPOSED CONSOLIDATION TRANSACTION.

     Final approval of the FRB of an application by the Company to become a one-bank holding company is also required. The FRB approved the application on January 22, 1997. Such approval should not be construed as an endorsement or recommendation of the proposed consolidation transaction.

     The SEC must also declare effective this Prospectus/Proxy Statement prior to its mailing to shareholders. Effectiveness was declared on __________________, 1997.

     Assuming satisfaction of the listed conditions, the Consolidation Agreement will be consummated on the Effective Date specified in the Certificate of Approval to be issued by the OCC. After the Effective Date, the business of the Continuing Bank will be carried on as a subsidiary of the Company with the same directors, officers, personnel, properties and names as those of the Bank. See "DESCRIPTION OF THE COMPANY--MANAGEMENT."

     Costs of the operation of the Company will be in addition to those of the Bank. Director and officer positions in the Bank will not be eliminated in the reorganization.

     TERMINATION. If the number of shares of Bank Stock voted against the Consolidation Agreement is such as to make consummation of the Consolidation Agreement unwise in the opinion of either the Board of Directors of the Bank, the Interim Bank or the Company; or any and all permits, licenses or qualifications from authorities administering the federal securities laws, state securities laws or similar laws, satisfactory in form and substance to Bank counsel, shall not have been obtained; or there shall not have been obtained a ruling from the Internal Revenue Service or an opinion of counsel that neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Interim Bank or the Company by the acquisition; or for any other reason consummation of the Consolidation Agreement is inadvisable in the opinion of either the Board of Directors of the Bank, the Interim Bank or the Company, then the Consolidation Agreement may be terminated at any time before the Effective Date by written notice by either the Bank or the Interim Bank to the other of them, authorized or approved by resolution adopted by the Board of Directors of the one of them giving such notice. There is no number of negative votes which would cause the Bank's Board to terminate the Consolidation Agreement. The Board will consider termination of the Consolidation Agreement based upon negative votes only if one or more other factors described in this paragraph have occurred. The individuals who constitute the Board of Directors of the Bank and of the Company will be identical.

     Upon termination as provided in the Consolidation Agreement, the Consolidation Agreement shall be void and of no further effect. Under the terms of the Consolidation Agreement, there shall be no liability on the part of the Bank, the Interim Bank or the Company by reason of such termination. Shareholders should note that the exculpatory provisions of the Consolidation Agreement are designed to ensure that neither the Bank, the Interim Bank nor the Company will institute any action in the event of termination of the Consolidation Agreement. These provisions do not, however, preclude the institution of legal actions by shareholders, who are not signatories of the Consolidation Agreement, against the Bank, the Interim Bank or the Company or their officers or directors.

     CONSUMMATION. Upon consummation of the Consolidation Agreement, shareholders of the Bank will become shareholders of the Company. Bank shareholders other than those holding Flathead Shares upon surrender of their present Bank Stock certificates will be entitled to receive new certificates evidencing shares of Company Stock. Until so exchanged, the certificates representing shares of Bank Stock will represent the right to receive Company Stock into which such shares have been converted. However, the Company may withhold any dividends declared upon the Company Stock in respect to shares represented by unexchanged certificates until such Bank Stock certificates are presented for exchange, at which time the dividends so withheld on such shares shall be paid without interest. The persons holding the Flathead Shares, upon surrender of their certificates representing the Flathead Shares, will be entitled to receive cash in the amount of $810.00 per share, subject to adjustment as provided in the Consolidation Agreement.

     The capital and surplus of the Interim Bank will be returned to the Company, its sole shareholder, in cancellation of all of the outstanding shares of the Interim Bank on the Effective Date.

     The expenses of the Company's organizational costs are estimated at $125,000, temporary capitalization of the Interim Bank at $120,000 and payments to holders of the Flathead Shares are estimated at $1,532,000. If the Consolidation Agreement is approved by shareholders and consummated, such costs will be borne by the Company. See "DESCRIPTION OF COMPANY DEBT" below. The Bank, the Interim Bank and the Company and shareholders of each will pay any other expenses incurred by them in connection with the Consolidation Agreement. In the event the Consolidation Agreement is not consummated, such expenses as are incurred, including the cost of organizing the Company and Interim Bank, will be assumed by the Bank.

DESCRIPTION OF COMPANY DEBT

     First National Bank in Libby, Libby, Montana, has approved a revolving line of credit in the amount of $125,000, which will accrue interest at 10.0% per annum, to pay the costs associated with the organization of the Company. The principal plus all accrued unpaid interest is due and payable on May 15, 1997. This line of credit is secured by 550 shares of Bank Stock owned by Douglas Morton. First National Bank in Libby has approved a second commitment for a standby line of credit in the amount of $120,000, which will accrue interest at 10.0% per annum, to pay the costs associated with the temporary capitalization of the Interim Bank. This line of credit is unsecured and will terminate on or before May 15, 1997. This debt will be repaid by a dividend to be declared and paid by the Bank to the Company shortly after the Effective Date. The dividend will only be declared and paid in accordance with 12 U.S.C. Sections 56 and 60.

     First National Bank in Libby has also approved a loan in the amount of $883,602.00 which will be used by the Company to purchase the Flathead Shares along with a dividend to be declared by the Bank to the Company. The Company currently anticipates borrowing $767,000 under this loan and using a Bank dividend in the amount of $765,000 to purchase the Flathead Shares. The loan will accrue interest at a variable rate index tied to the monthly weighted average cost of funds to the 11th District FHLBB institutions plus 316 basis points on a 360/360 basis with monthly adjustments. As of April 1, 1997, the average cost of funds of 4.759% plus 316 basis points would equal a variable rate of 7.917%. Interest will be payable quarterly and principal is payable annually with the balance due and payable seven years from date of inception. This loan will be secured by all of the outstanding shares of Bank Stock.

     Although indebtedness may be incurred for the purchase of Bank Stock from shareholders who elect to exercise dissenters' rights to receive payment for their shares, management is not aware of any plan to dissent on the part of holders of any substantial amount of Bank Stock and estimates that owners of only a minimum number of the outstanding Bank Stock may dissent. Current shareholders of the Bank currently plan to purchase the shares from any dissenters; therefore, indebtedness will not be incurred for the purchases of Bank Stock from dissenting shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of the Bank who vote against the proposal and file a written notice of dissent at or prior to the meeting and perfect their dissenters' rights will have the right to be paid the fair cash value of their shares if they fully comply with the applicable procedures of Section 215 of Title 12 of the United States Code, attached hereto as EXHIBIT B, as briefly summarized below.

     To assert dissenters' rights, a Bank shareholder must give notice in writing at or prior to the Annual Meeting to Douglas K. Morton, President of the Bank, at 444 West Idaho, Kalispell, Montana 59904, that he dissents from the Consolidation Agreement and must vote against the consolidation Agreement at the Annual Meeting either in person or by proxy. Such shareholder shall be entitled to receive the value of the Bank Stock so held by him, if and when the consolidation is consummated, upon written request made to the Continuing Bank at any time before thirty days after the Effective Date accompanied by the surrender of his Bank Stock certificates. A shareholder's failure to either (a) vote against the proposed transaction or (b) give written notice of his dissent from the proposal at or prior to the Annual Meeting to the presiding officer of the Annual Meeting shall be deemed to constitute a waiver of the right to receive the value of the shareholder's Bank Stock.

     The value of the shares of any dissenting shareholder shall be ascertained, as of the Effective Date, by appraisal made by a committee of three persons: (i) one selected by the vote of the holders of the majority of the Bank Stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (ii) one selected by the directors of the Continuing Bank; and (iii) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

     If, within ninety days from the Effective Date, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Company. It is anticipated that the value of the shares ascertained shall be paid by the Company.

     The shares of Company Stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction or pursuant to such other method of sale approved by the OCC, and the Company may purchase such shares for cancellation or as treasury shares. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sale price shall be paid to the dissenting shareholders, pro rata. SHAREHOLDERS SHOULD CAREFULLY CONSIDER EXHIBIT B AND MAY WISH TO CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE TRANSACTION AND TO RECEIVE THE APPRAISED VALUE OF THEIR SHARES.

EMPLOYEE BENEFIT PLANS

     The BankWest 401(K) Profit Sharing Plan, the BankWest Employee Stock Ownership Plan, the BankWest Bonus Incentive Plan and the BankWest Stock Option Plan will be continued in substantially their present forms. See "DESCRIPTION OF THE BANK--EMPLOYEES AND EMPLOYEE BENEFITS" and "--STOCK OPTION PLAN."

FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT

     The Company has asked the firm of Rothgerber, Appel, Powers & Johnson LLP, special counsel to the Bank and the Company, for its opinion concerning certain federal income tax aspects of the Consolidation Agreement. Rothgerber, Appel, Powers & Johnson LLP has provided the Company with a draft of such an opinion, found at EXHIBIT C, which is summarized below. This summary covers the material terms of the draft opinion and is qualified in its entirety by the full text of that draft opinion, including certain facts, representations and assumptions outlined therein.

     It is the opinion of special counsel that the transfer of Bank shares by Bank shareholders for Company Stock will constitute an exchange within the meaning of Section 351 and thus, Bank shareholders who receive only Company Stock will not recognize gain or loss; and that the use of the Interim Bank solely to effect the Consolidation Agreement will be disregarded for federal income tax purposes and the transactions will be viewed as transfers by the Bank shareholders of their Bank Stock to the Company for Company Stock.

     Shareholders owning Flathead Shares and dissenting shareholders who receive only cash do not qualify for nonrecognition. These shareholders are deemed to receive a distribution in redemption of their shares of Bank Stock, which is taxed as a sale or exchange (generally capital gain or loss) to shareholders qualifying under Section 302(b) and as a dividend (ordinary income to the extent of earnings and profits) to those who do not so qualify. The tests under Section 302(b) are applied in light of all the facts and circumstances surrounding each individual shareholder. Since those facts may vary from shareholder to shareholder, each shareholder is urged to consult his or her own tax counsel before acting on the proposed transaction.

     The basis of the Company Stock will be the same as the basis of the Bank Stock exchanged therefor, for those shareholders receiving only Company Stock. I.R.C. Section 358(a). The holding period of Company Stock will include the period for which the shareholders held the Bank Stock exchanged therefor, for shareholders who held the Bank Stock as a capital asset.
I.R.C. Section 1223(1).

     The Bank and the Company will receive nonrecognition treatment under
Section 1032. The basis of the Bank Stock received by the Company in exchange for Company Stock will be the same as the basis of such stock in the hands of the respective Bank shareholders immediately prior to the exchange.
Section 362(a). The basis of the Bank Stock received by the Company in exchange for cash will be the amount of cash paid for such stock. The holding period of the Bank Stock to be received by the Company in exchange for Company Stock will include the periods during which such stock was held by the respective Bank shareholders before the exchange. Section 1223(2).

     THE ABOVE DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL TAX LAWS (E.G., LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). ACCORDINGLY, BANK SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE TRANSACTION TO THEM. FURTHERMORE, COUNSEL'S OPINION IS NOT BINDING ON THE INTERNAL REVENUE SERVICE.

OTHER POSSIBLE CONSEQUENCES

     PROPERTY AND INCOME TAXES. Shares of Bank Stock, being stock of a bank, are exempt from personal property taxes in certain jurisdictions, whereas shares of Company Stock may not be exempt from such taxes. In addition, under the income tax laws of some states which may be applicable to certain shareholders of the Bank, dividends on Company Stock may be taxable, whereas dividends on shares of the Bank Stock may be not taxable. It is suggested that shareholders consult their individual tax counsel in order to determine whether under local or state laws their status will be changed upon consummation of the proposed transaction.

     LEGAL INVESTMENT. Similarly, under laws of some jurisdictions, shares of Company Stock may not be legal investments for certain institutions and fiduciaries, whereas shares of Bank Stock are, under the laws of most jurisdictions, legal investments.

     INDEMNIFICATION. Officers, directors, employees and agents of the Company, as well as persons serving in such capacities for another corporation or enterprise at the request of the Company, are entitled to indemnification as expressly permitted by Montana law and the Company's Articles of Incorporation and Bylaws. See "DESCRIPTION OF THE COMPANY--INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY."

     CHANGE IN BANK CONTROL. FRB Regulation Y requires that prior notice of a change in bank control be filed with the FRB. A change in control may occur in either of two circumstances: (a) where an acquisition of shares by a person causes that person to own at least 25% of the outstanding shares of a bank or bank holding company; or (b) where an acquisition of shares by a person causes that person to own at least 10%, but less than 25%, of the outstanding shares of a bank or bank holding company, and no other person owns a greater percentage of such outstanding shares.

     The exercise of dissenters' rights in the reorganization by any Bank shareholder will automatically cause each Bank shareholder participating in the reorganization, other than those persons holding Flathead Shares, to own a greater percentage of Company Stock than he currently owns of Bank Stock. If, as a result of the Consolidation Agreement any person attains ownership of at least 25% of the outstanding shares of Company Stock, or attains ownership of at least 10%, but less than 25%, of the outstanding shares of Company Stock and no other person holds a greater percentage thereof, such person must promptly file notice of change in bank control with the FRB. THIS FILING IS THE RESPONSIBILITY OF THE SHAREHOLDER.

     RESTRICTIONS ON RESALE OF SECURITIES OFFERED. Affiliates of the Bank and the Company will be subject to restrictions on any public sales (i.e., through a stockbroker, auction or other public means) of Company Stock which they received as a result of the acquisition. Share certificates issued to affiliates will bear a legend describing this restriction. Executive officers, directors and individuals who otherwise control the affairs of the Bank or the Company will be considered affiliates. Affiliates can only publicly sell in any three-month period an amount representing no more than one percent of all outstanding shares of Company Stock and can only sell when current public information about the Company is available. Additionally, public resale by the affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations, a notice of public sale will be required to be filed by the affiliate with the SEC. See "PRINCIPAL HOLDERS OF VOTING SECURITIES."

                        MARKET PRICE OF AND DIVIDENDS ON
                          BANK STOCK AND COMPANY STOCK

     Bank Stock is not publicly traded, and no broker maintains a public market for Bank Stock. Company Stock also shall not be publicly traded, and no broker shall maintain a public market for Company Stock. The amounts received in private trades of Bank Stock are generally not disclosed to Bank management.

     The following table sets forth the estimated high and low trade prices for the Bank Stock at the end of each quarter since the first quarter of 1994, along with the estimated number of trades in such quarter. On November 1, 1996, five shares of Bank Stock were traded at a price of $679.95 per share. Other than the purchase of the Flathead Shares by the Company's six directors, no other trades of Bank Stock have taken place since that date. Due to the fact that trading of Bank Stock has historically been limited and infrequent and disclosure of trade prices are not always made available to Bank management, all amounts are based on management's best estimates. As of May 1, 1997, there were 186 holders of Bank Stock.


                                                             Number
          Quarter                 High          Low        of Trades
          -------                 ----          ---        ---------

          First 1994            $347.93       $347.93          25
          Second 1994            359.46        359.46           1
          Third 1994             382.64        382.64          13
          Fourth 1994            399.66        399.66          10
          First 1995             475.70        475.70         100
          Second 1995            509.82        509.82          76
          Third 1995                 NA            NA           0
          Fourth 1995            570.45        461.09          82
          First 1996             637.00        473.94         363
          Second 1996            647.51        621.53         254
          Third  1996            647.51        582.39       1,464
          Fourth 1996            679.95        679.95           5

          First 1997 through
              May 1, 1997                No trades

     Because the Company is newly formed there is no market for the Company Stock and no information exists with respect to stock performance of Company Stock. It is anticipated that, to the extent any market develops for Company Stock, such market will be no more active or widespread than the current market for Bank Stock.

     A limitation exists on the availability of the Bank's undistributed net assets for the payment of dividends to its shareholders pursuant to the National Bank Act. The Bank is prevented from declaring and paying any dividend which would impair capital or which exceeds its net profits then on hand. In each calendar year since 1993, the Bank has declared dividends of $5.00 per share.

     The ability of the Company to pay dividends is subject to Montana law. Under Montana law, the Company may pay dividends, as authorized by its Board of Directors, unless the distribution would make the entity unable to pay its debts as they come due. Management anticipates that the Company will be able to pay dividends on Company Stock similar to those paid historically on shares of Bank Stock and consistent with its financial performance.

                     HISTORICAL AND PRO FORMA CAPITALIZATION

     The following table sets forth the historical capitalization of the Bank and the Company as of December 31, 1996, and the pro forma consolidated capitalization of the Company and the Bank, adjusted as of such date to give effect to the Consolidation Agreement. The number of shares outstanding assumes that none of the Bank's shareholders perfected dissenters' rights and received cash rather than Company Stock. Management is not aware of any plan by shareholders of Bank Stock to dissent.


                                                        Pro Forma           Company
                                          Bank         Adjustments      (Consolidated)
                                          ----         -----------      --------------

LONG-TERM DEBT                         $         0      $   767,000 (1)   $  767,000

SHAREHOLDERS' EQUITY:
Bank Stock, $100 par value
  10,000 shares authorized,
  8,938 issued & outstanding              893,800         (893,800)(2)             0
Additional paid-in capital                919,562         (919,562)(3)             0
Retained earnings                       2,687,671         (765,000)(4)
                                                          (125,000)(5)
                                                           765,000 (4)
                                                           125,000 (5)
                                                        (1,148,667)(6)     1,539,004
Company Stock
  500,000 shares authorized,
  89,380 issued & outstanding                   0         (383,853)(6)
                                                           919,562 (3)
                                                         1,429,509 (2)
Net unrealized gains on available
for sale securities, net of deferred
taxes of $958                               1,498                0             1,498


Total shareholders' equity             $4,502,531                         $2,970,011

Book value per share                   $   503.75 (7)                     $    42.15 (8)

------------------------
(1)  Reflects anticipated debt for payment to holders of Flathead Shares.
(2)  Reflects the exchange of Bank Stock for Company Stock.
(3)  Reflects the elimination of the surplus component in the exchange of
     Bank Stock for Company Stock.
(4)  Reflects the estimated dividend to be paid by the Bank to the Company to cover payments for Flathead Shares and, therefore, reduces the Bank's retained earnings; however, the Company will reflect a corresponding amount of dividend income which increases its retained earnings, leaving consolidated retained earnings unchanged.
(5)  Reflects the estimated expenditures for the Company formation which will be capitalized on the Company's financial statements and is expected to be repaid shortly after the Effective Date by a dividend paid by the Bank to the Company.  See (4) for dividend effect.
(6)  Reflects the cost of Flathead Shares redeemed by the Company and retired.
(7)  Based on 8,938 shares outstanding.
(8)  Based on 70,460 shares outstanding which reflects the existing 8,938 shares outstanding, less the 1,892 Flathead Shares which will be canceled, and adjusting for the 10-for-1 exchange.

                           DESCRIPTION OF THE COMPANY

ORGANIZATION AND OPERATION

     The Company, a Montana corporation, was incorporated on October 4, 1996, at the direction of the Board of Directors of the Bank for the purpose of acquiring 100% of outstanding Bank Stock. The Company is a shell corporation that has not yet engaged in any business activity. On December 17, 1996, the Company applied for approval from the FRB to become a bank holding company. Approval of the FRB was received on January 22, 1997. On December 19, 1996, the Company applied for approval from the OCC to form the Interim Bank. Approval from the OCC was received on December 30, 1996.

     Although the Company may engage in other activities permitted under the Federal Bank Company Act of 1956, as amended, it has no present plans to engage in any activities other than acting as a holding company for the capital stock of the Bank. The Company does not contemplate any substantial expenditures for equipment, plant or additional personnel in the near future, and, accordingly, the Company does not expect that it will be necessary to raise additional funds to meet its capital requirements through the end of 1997.

REGULATION AND SUPERVISION

     As a registered bank holding company under the Bank Holding Company Act, the Company will be subject to the regulations and supervision of the FRB.
The Bank Holding Company Act will require the Company to file reports with the FRB and provide additional information requested by the FRB. The Company must receive the approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the Company would own or control more than 5% of the voting shares of such bank.

     The Company will be prohibited from engaging in, or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in, non-banking activities, unless the FRB by order or regulation has found such activities to be closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh any possible adverse effects.

     The Company and any subsidiaries that it may acquire will be deemed to be affiliates of the Bank under the Federal Reserve Act. That Act establishes certain restrictions which limit the extent to which an affiliated bank may supply funds to the Company and other affiliates. The Company is also subject to restrictions on the underwriting and the public sale and distribution of securities and is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property, or furnishing of services. See also "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION."

     Federal Reserve Regulation "Y" (12 C.F.R. Part 225) sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities that may be engaged in by bank holding companies, subject to approval in individual cases by the FRB. Litigation has challenged the validity of certain activities authorized by the FRB for bank holding companies, and the FRB has various regulations and applications in this regard still under consideration.

     Although the Company, as a bank holding company, will have an opportunity not enjoyed by the Bank to expand its business operations into permissible nonbanking areas, the Company has no immediate plans for such expansion. However, the Company will continue to evaluate its options and may engage in other permitted activities as warranted by business conditions and opportunities.

     DIVIDENDS. Under Montana law, cash dividends by the Company are subject to declaration by the Board of Directors at its discretion. Dividends cannot be declared and paid if, after such payment, the Company would not be able to pay its debts as they become due in the usual course of business.

     FRB policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other FRB policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed a fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit).

     The Company's sole source of income and funds will be dividends paid by the Bank. The ability of the Bank to pay dividends is subject to federal banking law and to the powers of the FRB. See "DESCRIPTION OF THE
BANK--REGULATION AND SUPERVISION."

     In addition, the FRB has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound. Such practices could include the payment of dividends under some circumstances. Moreover, the payment of dividends may be inconsistent with capital adequacy guidelines of the various regulatory authorities. Under federal and state law, the Company may be subject to assessment to restore the capital of the Bank should it become impaired.

     The Bank is subject to the minimum capital requirements of the FRB. As a result of these requirements, the growth in assets of the Bank is limited by the amount of its capital accounts as defined by the FRB. Capital requirements may have an effect on profitability and the payment of distributions by the Company. If the Bank is unable to increase its assets without violating the minimum capital requirements, or is forced to reduce assets, its ability to generate earnings would be reduced. Therefore, the Company's ability to generate earnings would also be reduced.

     CAPITAL REQUIREMENTS. The Company will be subject to the minimum capital requirements of the FRB and the OCC. As a result of these requirements, the growth in assets of the Company will be limited by the amount of its capital account as defined by the regulatory agencies. Capital requirements may have an effect on profitability and the payment of dividends by the Company. If the Company is unable to increase its assets without violating the minimum capital requirements or is forced to reduce assets, its ability to generate earnings would be reduced.

     The FRB and the OCC have adopted guidelines utilizing a risk-based capital structure. These guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines apply on a bank-only basis unless the holding company is engaged in non-bank activity involving significant leverage or has a significant amount of outstanding debt that is held by the general public. The Company will have consolidated assets of less than $150 million; accordingly, the risk-based capital guidelines will apply to only to the Bank.

     The risk-based guidelines will require the Company to maintain a level of capital based primarily on the risk of its assets and off-balance sheet items which are placed in one of four risk categories. Assets in the first category, such as cash, have no risk and therefore carry a zero percent risk-weight and require no capital support. Capital support is required for assets in the remaining three risk categories--those categories having a risk-weight of 20%, 50% and 100%, respectively. A financial institution's risk-based capital ratio is calculated by dividing its qualifying total capital base by its risk-weighted assets. Qualifying capital is divided into two tiers. Core capital (Tier 1) consists of common shareholders' equity capital, non-cumulative perpetual preferred stock and minority interests in equity capital accounts of consolidated subsidiaries, less goodwill and other intangible assets. Supplementary capital (Tier 2) consists of items such as allowance for possible loan and lease losses, cumulative and limited-life preferred stock, mandatory convertible securities and subordinated debt. Tier 2 capital qualifies as a part of total capital up to a maximum of 100% of Tier 1 capital. Amounts in excess of these limits may be issued but are not included in the calculation of the risk-based capital ratio.

     Under current guidelines, the Company will be required to maintain a risk-based capital ratio of 8%, of which at least 4% must be in the form of core capital. The Bank's ratios of Tier 1 and total capital to risk-weighted assets were 14.5% and 15.6% at December 31, 1996.

     The purposes of the new risk-based capital guidelines are twofold--to make capital requirements more sensitive to differences in risk profiled among banking organizations, and to aid in making the definition of bank capital uniform internationally. To achieve these purposes, the guidelines recognize the riskiness of assets by lowering capital requirements for some assets that clearly have less risk than others, and they recognize that there are risks inherent in off-balance sheet activities. The guidelines require that banking organizations hold capital to support such activities. In addition, the guidelines establish a definition of capital and minimum risk-based capital standards which are consistent on an international basis and that place a greater emphasis on equity capital.

     The federal regulatory agencies have also adopted a minimum leverage ratio which is intended to supplement risk-based capital requirements and to insure that all financial institutions continue to maintain a minimum level of capital. Current regulations stipulate that banks maintain a minimum level of Tier 1 capital to total assets. The most highly rated banks in terms of safe and sound operation that are not experiencing or anticipating significant growth are required to have Tier 1 capital equal to at least 3% of total assets. All other banks are expected to maintain a minimum leverage capital ratio (i.e., Tier 1 capital divided by total assets) in excess of the 3% minimum level. The FDIC regulations require a financial institution to maintain a minimum ratio of 4% to 5%, depending on the condition of the institution. The Bank's leverage ratio was 10.17% at December 31, 1996.

     GOVERNMENTAL MONETARY POLICIES AND ECONOMIC CONDITIONS. The principal sources of funds essential to the business of banks and bank holding companies are deposits, stockholders' equity and borrowed funds. The availability of these and other potential sources of funds, such as preferred stock or commercial paper, and the extent to which they are utilized depends on many factors, the most important of which are the FRB's monetary policies and the relative costs of different types of funds. An important function of the FRB is to regulate the national supply of bank credit in order to combat recession and curb inflationary pressure. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in United States Government securities, changing the discount rate on bank borrowings, and changing reserve requirements against bank deposits. The monetary policies of the FRB have had a significant impact on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of the recent changes in regulations affecting commercial banks and other actions and proposed actions by the federal government and its monetary and fiscal authorities, including proposed changes in the structure of banking in the United States, no prediction can be made as to future changes in interest rates, credit availability, deposit levels, the overall performance of banks generally or of the Bank.

     RECENT LEGISLATION AND REGULATORY ACTION. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted by Congress in September of 1994. Under the Act, beginning on September 29, 1995, bank holding companies could acquire banks in any state, notwithstanding contrary state law, and all banks commonly owned by a bank holding company could act as agents for one another. An agent bank can receive deposits, renew time deposits, accept payments and close and service loans for its principal bank, but will not be considered a branch of that principal bank.

     A bank may also merge with a bank in another state and operate either office as a branch, notwithstanding pre-existing contrary state law. This law becomes automatically effective in all states on June 1, 1997, unless (1) the law becomes effective in a given state at any earlier date selected by legislation in that state; or (2) the law does not become effective at all in a given state because by legislation enacted before June 1, 1997, that state opts out of coverage by the interstate merger provision. Upon consummation of an interstate merger, the resulting bank may acquire or establish branches on the same basis that any participant in the merger could have if the merger had not taken place.

     Banks may also merge with branches of banks in other states without merging with the banks themselves, or may establish de novo branches in other states, if the laws of the other states expressly permit such mergers or such interstate de novo branching.

MANAGEMENT

     The directors and executive officers of the Company are as follows:

                         Age (as of  Position with
     Name                 12-31-96)    Company
     ----                 ---------  -------------
     Richard Dasen           54      Director
     Richard Gunlikson       68      Director
     Charles Lee             62      Director
     Donald McCarthy         41      Secretary and Treasurer
     Douglas Morton          52      President and Chairman
     Teruko Rogers           58      Director
     Barry Smith             42      Director

     All of the above directors have held their positions since the incorporation of the Company on October 4, 1996, and will hold their positions until the first annual meeting of shareholders and until their successors are duly elected and qualified. The executive officers named above were elected at the Company's organizational meeting and will hold office until the next annual meeting of directors and until their successors are duly elected and qualified. The business experience of each of the above directors and executive officers during the past five years is included in the biographical summaries under "DESCRIPTION OF THE BANK--MANAGEMENT."

     There are no arrangements or understandings among any of the directors, executive officers or any other persons pursuant to which any of the above directors or executive officers have been selected as directors or executive officers.

COMPENSATION

     The Company has not compensated any of its officers or directors. There are no plans at the present time to provide compensation to any officers or directors of the Company. Because the Company has no present plans to engage in any primary activity other than acting as a Company for the capital stock of the Bank, it is expected that it will be necessary for the officers and directors of the Company to devote only a small portion of their time to Company management. See "DESCRIPTION OF THE BANK--EXECUTIVE COMPENSATION" for the compensation received by officers and directors of the Bank.

INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY

     Officers, directors, employees and agents of the Company are entitled to indemnification under Montana law and Article VI of the Company's Bylaws. Montana law also provides for the limitation of personal liability for directors for those corporations that incorporate the limitation of liability provisions in their Articles of Incorporation. Article VII of the Company's Articles of Incorporation provides for the limitation of personal liability for its directors and officers.

     In addition, the Company may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, to pay any expenses incurred in any proceeding and any liabilities asserted against him in his capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PROPERTY

     The Company owns no properties. In the event that its business will require office space, the amount will be minimal and will be located in the Bank's main office at 444 West Idaho, Kalispell, Montana.

SALES OF ADDITIONAL SECURITIES

     The Company has authorized 500,000 shares of Common Stock. Approximately 71,880 shares will be issued if the Consolidation Agreement is consummated. The Board of Directors of the Company will have flexibility to raise additional capital for infusion into the Bank or for other corporate purposes through the sale of Company Stock without further shareholder approval. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--SHARES ELIGIBLE FOR FUTURE SALE."

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Further, the Company is not aware of any litigation which is threatened against it in any court, administrative agency or other tribunal.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation include a "super-majority" provision requiring that the holders of at least two-thirds of the voting power of the Company approve a sale, merger, consolidation, liquidation, dissolution or other disposition of the assets of the Company if the Board of Directors does not approve such transaction. These anti-takeover provisions may discourage an unwanted tender offer for Company Stock. A copy of the Company's Articles of Incorporation are attached hereto as EXHIBIT D. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--ANTI-TAKEOVER PROVISIONS."

                   DESCRIPTION OF BANKWEST INTERIM BANK, N.A.

     BankWest Interim Bank, N.A. (In Organization) of Kalispell, Montana, will be chartered under the National Bank Act. It was granted preliminary approval to organize by the OCC on December 30, 1996, and the Organization Certificate was signed on January 24, 1997. It has not and will not commence to do business with the public. On the Effective Date, the corporate existence of the Bank and the Interim Bank will be consolidated and continued in the Continuing Bank, which shall do business under the Bank's charter as "BankWest, National Association." The Continuing Bank will be deemed to be the same entity as the Bank and the Interim Bank and will be responsible for all debts, obligations, liabilities and contracts of both such entities. Additionally, all rights of both the Bank and the Interim Bank in and to any type of property, contracts or choses--in--action shall inure to the Continuing Bank.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE BANK

GENERAL

     The following analysis of the Bank's financial condition and results of operations for the years ended December 31, 1996, 1995 and 1994, should be read in conjunction with the audited Financial Statements of the Bank and notes thereto, and information presented elsewhere herein.

     The Bank's results of operations depend primarily on its net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investment securities, and the interest paid on its interest-bearing liabilities, such as its deposits. The amount of net interest income is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-bearing assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and by operating expenses.

FINANCIAL CONDITION

     Total assets increased $2,925,000 or 7.3% from $40,274,000 at December 31, 1995, to $43,199,000 at December 31, 1996, after increasing $5,529,000 or
15.9% from $34,745,000 at December 31, 1994, to December 31, 1995.  The Bank's
loan portfolio increased $1,120,000 or 3.9% from $29,034,000 at December 31, 1995, to $30,154,000 at December 31, 1996, after increasing $4,820,000 or
19.9% from $24,214,000 at December 31, 1994, to December 31, 1995.  The
increases are due primarily to increased business development activities and an expanded customer base brought on by strong local economic conditions and consolidation of lending and operations at other local financial institutions. See "DESCRIPTION OF THE BANK--LENDING." The recent slowdown in growth, from 15.9% in 1995 to 7.3% in 1996, was particularly evident during the second half of 1996 and is attributable to increased competition in the local economy and the recent addition of two financial institution offices in the area. Overall growth has been largely funded by increased deposits and increased long term borrowings from the Federal Home Loan Bank of Seattle. Deposits increased $1,252,000 or 3.6% from $34,441,000 at December 31, 1995, to $35,693,000 at December 31, 1996, after increasing $3,869,000 or 12.7% from $30,572,000 at December 31, 1994, to December 31,
1995. Borrowings increased $1,004,000 or 57.8% from $1,738,000 at December 31, 1995, to $2,742,000 at December 31, 1996, after increasing $906,000 or 108.9%
from $832,000 at December 31, 1994, to December 31, 1995.

     Total assets increased $2,925,000 or 7.3% from $40,274,000 at December 31, 1995, to $43,199,000 at December 31, 1996, after increasing $5,529,000 or
15.9% from $ 34,745,000 at December 31, 1994, to December 31, 1995.

     Investment securities held to maturity decreased $497,000 or 20.8% from $2,390,000 at December 31, 1995, to $1,894,000 at December 31, 1996.
Investment securities available for sale increased $434,000 or 9.2% from $4,711,000 at December 31, 1995, to $5,145,000 at December 31, 1996. The
shifts in the investment categories, which largely offset each other, was done through maturities and new purchases to move the portfolio into the available for sale category to increase liquidity and flexibility.

     Money market investments that consist of overnight federal funds increased $1,275,000 or 159.4% from $800,000 at December 31, 1995, to
$2,075,000 at December 31, 1996, after increasing   from $0 at December 31,
1994.  Increases were due to growth in deposits.

     Expenses for Bank premises decreased $33,000 or 2.1% from $1,566,000 at December 31, 1995, to $1,533,000 at December 31, 1996, as a result of depreciation charges on the building, fixtures and equipment. This was after an increase of $221,000 or 16.4% from $1,344,000 at December 31, 1994, to
December 31, 1995, as a remodel and expansion of the Bank's facility was completed.

     Stockholders' equity increased $743,000 or 19.7% from $3,765,000 at December 31, 1995, to $4,508,000 at December 31, 1995. Of this increase $40,000 or 4.7% is attributed to additional paid-in capital from the exercise of outstanding options during 1996. The remaining $703,000 or 94.6% is due primarily to earning retention. Stockholders' equity increased $785,000 or 26.3% from $2,980,000 at December 31, 1994, to December 31, 1995. Of this amount $113,000 or 14.3% is attributed to additional paid-in capital from the exercise of outstanding options during 1995. The remaining $672,000 or 85.6% is due primarily to earnings retention. Retained earnings increased $632,000 or 30.6% from $2,062,000 at December 31, 1995, to $2,694,000 at December 31,
1995, after increasing $551,000 or 36.5% from $1,511,000 at December 31, 1994, to December 31, 1995.

COMPARISON OF OPERATING RESULTS

     NET INCOME. Net income increased $77,000 or 12.9% from $596,000 for the year ended December 31, 1995, to $673,000 for the year ended December 31, 1996, and increased $49,000 or 9.0% from $547,000 at December 31, 1994, to
December 31, 1995. The increase in net earnings from 1995 to 1996 was primarily due to an increase in net interest income of $184,000 for the year and an increase in other income of $67,000. The increase in income was partially offset by an increase of $31,000 in the provision for loan losses, an increase of $99,000 in other operating expenses and a $46,000 increase in income taxes.

     Net income increased $49,000 or 9.0% from $547,000 for the year ended December 31, 1994, to December 31, 1995. The net earnings increase was due to an increase in net interest income of $150,000 in addition to a decrease of $41,000 in the loan loss provision. The increase in net interest income after provision for loan losses was offset in part by a $113,000 increase in other operating expenses and a $33,000 increase in income taxes from 1994 to 1995.

     NET INTEREST INCOME. The results of operations of the Bank depend to a large extent on net interest income. Net interest income is the difference between the interest income the Bank earns on its loans, investments and other interest-earning assets, and the interest cost of deposits and other interest-bearing liabilities necessary to fund these interest-earning assets. Interest rates are highly sensitive to many factors, including domestic and international economic and political conditions and governmental monetary policies. See "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION." Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Bank and may affect interest rates and adversely affect the Bank's operations.

     In general, the net interest income of a financial institution will benefit if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates, and vice-versa. The Bank monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates. See "INTEREST RATE SENSITIVITY AND LIQUIDITY."

     Net interest income increased $187,000 or 10.4% from $1,796,000 for the year ended December 31, 1995, to $1,983,000 for the year ended December 31, 1996, after increasing $150,000 or 9.1% from $1,646,000 for the year ended December 31, 1994, to December 31, 1995. The increase from 1995 to 1996 was attributable to an increase in the average loan portfolio of $3,494,000 and an increase in the average money market investments of $442,000. This growth was funded by an increase in average deposits of $3,668,000 and an increase in average long term borrowings of $91,000 from December 31, 1995, to December 31, 1996. The increase from 1994 to 1995 was attributable to an increase in the average loan portfolio of $4,542,000 and an increase in average money market investments of $970,000. This growth was funded by a decrease in the average outstanding securities portfolio of $912,000, an increase in average deposits of $3,673,000 and an increase in average long term borrowings of $746,000 from December 31, 1994, to December 31, 1995.

     The Bank's average cost of funds was 3.66% for the year ended 1994, 4.72% for the year ended 1995 and 4.93% for the year ended 1996. The average yield on a tax equivalent basis on interest-earning assets increased 0.08% from 8.92% in 1995 to 9.00% in 1996 after an increase of .62% from 8.30% in 1994 to 8.92% in 1995. The interest rate spread decreased 0.13% from 4.20% in 1995 to 4.07% in 1996 following a decrease of 0.44% from 4.64% in 1994 to 4.20% in 1995. The average net interest rate margin decreased 0.08% from 5.13% in 1995 to 5.05% in 1996. See "INTEREST RATE SENSITIVITY AND LIQUIDITY."

     The following table provides an analysis of the Bank's net interest income, net interest spread and net interest margin for the periods indicated:

                                                                  December 31
                                 ----------------------------------------------------------------------------
                                            1996                      1995                      1994
                                 ------------------------   ----------------------    -----------------------
                                 Average           Yield/   Average          Yield/   Average          Yield/
                                 Balance   Income   Rate    Balance  Income   Rate    Balance  Income   Rate
                                 -------   ------   ----    -------  ------   ----    -------  -------  -----
                                                                       (in thousands)
ASSETS
Earning assets
  Loans                          $30,514  $3,045    9.98%  $26,686  $2,664    9.98%   $22,144  $2,100   9.48%
  Securities                       6,695     380    5.68%    6,752     374    5.54%     7,664     392   5.11%
  Federal funds sold               1,968     100    5.08%    1,526     825     .37%       556      28   5.40%
                                 -------  ------           -------  ------            -------  ------
      Total earnings assets      $39,177  $3,525    9.00%  $34,964  $3,120    8.92%   $30,364  $2,520   8.30%

Cash and due from banks            1,854                     1,773                      1,748
Premises and equipment             1,567                     1,553                      1,146
Other assets, net                    408                       381                        330
Less:  unrealized loss on
  securities                         (23)                     (104)                       (93)
Less:  allowance for
  loan losses                       (334)                     (352)                      (297)
                                 -------                   -------                    -------
      Total assets               $42,649                   $38,215                    $33,198
                                 -------                   -------                    -------
                                 -------                   -------                    -------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand
  deposit                        $ 3,306  $   77    2.33%  $ 3,146  $   73    2.32%   $ 3,299  $   74   2.24%
Money market deposits              4,267     147    3.45%    4,531     162    3.58%     5,516     172   3.12%
Savings deposits                   3,371     101    3.00%    3,781     113    2.99%     3,888     116   2.98%
Time deposits under
  $100,000                        13,896     823    5.92%   11,821     694    5.87%     8,320     377   4.53%
Federal funds purchased               46       3    6.52%      132      10    7.58%       336      14   4.17%
Time deposits over $100,000        4,727     297    6.28%    3,062     184    6.01%     1,645      72   4.38%
Long-term debt                     1,715      95    5.54%    1,624      89    5.47%       878      48   5.47%
                                 -------  ------           -------  ------            -------  ------
      Total interest-
       bearing liabilities       $31,328  $1,543    4.93%  $28,097  $1,325    4.72%   $23,882  $  873   3.66%

Noninterest-bearing deposits       6,931                     6,489                      6,346
Other liabilities                    300                       259                        171
Shareholders' equity               4,090                     3,370                      2,799
                                 -------                   -------                    -------
      Total liabilities and
       shareholders' equity      $42,649                   $38,215                    $33,198
                                 -------                   -------                    -------
                                 -------                   -------                    -------
Net interest rate spread                            4.07%                     4.20%                     4.64%
Net interest income/net
  interest margin                         $1,979    5.05%           $1,795    5.13%            $1,647   5.42%


     INTEREST INCOME. Total interest income increased $404,000 or 12.9% from $3,121,000 for the year ended December 31, 1995, to $3,525,000 for the year ended December 31, 1996, and increased $601,000 or 23.8% from $2,520,000 for the year ended December 31, 1994, to December 31, 1995. Loans represent the largest component of interest-earning assets and generally result in greater rate of yield than investment securities. Interest and fees on loans increased $741,000 or 27.8% from $2,664,000 during 1995 to $3,045,000 during
1996. The increase in interest income was primarily due to an increase of $3,494,000 or 13.09% in average loans outstanding from $26,686,000 for 1995 to $30,180 for 1996, and an increase in the average yield on interest-earning assets from 8.92% in 1995 to 9.00% in 1996. Average money market investments increased $442,000 or 28.96% from $4,531,000 in 1995 to $1,968,000 in 1996.

     Total interest income increased $564,000 or 26.9% from $2,100,000 during 1994 to $2,664,000 during 1995. The increase in interest income was primarily due to an increase of $4,542,000 or 20.5% in average loans outstanding from $22,144,000 for 1994 to $26,686,000 for 1995, and an increase in the average yield on interest-earning assets from 8.3% in 1994 to 8.9% in 1995. This increase was offset in part by a $912,000 or 11.9% decrease in average investment securities from $7,664,000 at December 31, 1994, to $6,752,000 at December 31, 1995. Interest income on investments decreased $18,000 or 4.6% from $392,000 in 1994 to $374,000 in 1995 as a result of the lower average balances in 1995.

     Following is an analysis of volume and rate changes on net interest income and expense for the periods indicated:


                                             1996 over 1995         1995 over 1994
                                           -------------------  ---------------------
                                                  Yield/                Yield/
                                           Volume  Rate   Total  Volume  Rate   Total
                                           ------  ----   -----  ------  ----   -----
                                                       (in thousands)

Increase (decrease) in interest income:
  Loans                                     $381    $ 0   $381    $431   $ 133  $564
  Investment securities                       (3)     9      6     (47)     29   (18)
  Federal funds sold                          24     (6)    18      53       1    54
                                            ----    ---   ----   -----   -----  ----
      Total                                 $402    $ 3   $405   $437    $163   $600



                                    -37-


Increase (decrease) in interest expenses:
  Demand deposits, interest bearing            4      0      4     (3)      2     (1)
  Money market deposits                       (9)    (6)   (15)   (31)     21    (10)
  Savings deposits                           (12)     0    (12)    (3)      0     (3)
  Time deposits                              122      7    132    159     158    317
  Federal funds sold                          (7)     0     (7)    (9)      5     (4)
  Time deposits over $100,000                100     13    113     62      50    112
  Long-term borrowings                         5      1      6     41       0     41
                                            ----    ---   ----   ----   -----   ----
     Total                                  $203    $15   $221   $215   $ 237   $452
                                            ----    ---   ----   ----   -----   ----

Increase (decrease) in net interest income  $199   $(12)  $184   $253   $(123)  $130
                                            ----    ---   ----   ----   -----   ----
                                            ----    ---   ----   ----   -----   ----

     INTEREST EXPENSE. Total interest expense increased $218,000 or 16.45% from $1,325,000 for the year ended December 31, 1995, to $1,543,000 for the year ended December 31, 1996, and increased $452,000 or 51.78% from $873,000 for the year ended December 31, 1994, to December 31, 1995. The increase from 1995 to 1996 was due to an increase in the average volume of interest-bearing deposits and an increase in the average rate paid on interest-bearing liabilities from 4.72% in 1995 to 4.93% in 1996. Average interest-bearing deposits increased by $3,668,000 or 11.17% from $32,830,000 in 1995 to $36,498,000 in 1996. The increase in the average rate paid was due to both to an increase in the average volume of higher rate certificates of deposits and decreases in the volume of lower rate savings, interest-bearing demand and money market accounts and a higher overall rate paid on certificates of deposit. The increase from 1994 to 1995 was due to an increase in the average volume of interest-bearing deposits and an increase in the average rate paid on interest-bearing liabilities from 3.66% in 1994 to 4.72% in 1995. Average interest-bearing deposits increased by $4,215,000 or 17.6% from $23,882,000 in 1994 to $28,097,000 in 1995.

     The following table presents average balances on interest-bearing assets, deposits and other items for the periods indicated:

                                           YEAR ENDED DECEMBER 31
                                       -----------------------------
                                       1996         1995        1994
                                       ----         ----        ----
                                               (in thousands)

Cash and due from banks              $ 1,854      $ 1,773     $ 1,748
Federal funds sold                     1,968        1,526         556
Securities                             6,672        6,752       7,664
Loans                                 30,180       26,686      22,144
Other assets                           1,975        1,478       1,086
                                     -------      -------     -------
      Total assets                   $42,649      $38,215     $33,198
                                     -------      -------     -------
                                     -------      -------     -------

Demand deposits                      $10,237      $ 9,635     $ 9,645
Money market deposits                  4,267        4,531       5,516
Savings deposits                       3,371        3,781       3,888
Time deposits                         18,623       14,883       9,965
Federal funds purchased                   46          132         336
Long-term debt                         1,715        1,624         878
Other liabilities                        300          259         171
                                     -------      -------     -------
      Total liabilities              $38,559      $34,845     $30,399

Shareholders' equity                   4,090        3,370       2,799
                                     -------      -------     -------
      Total liabilities and
       shareholders' equity          $42,649      $38,215     $33,198
                                     -------      -------     -------
                                     -------      -------     -------

     ALLOWANCE AND PROVISION FOR LOAN LOSSES; NON-PERFORMING LOANS. Regardless of credit standards, there is a risk of loss in every loan portfolio. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management establishes a provision for loan losses based upon its assessment of the
inherent risk in, and the growth of, the loan portfolio as a whole.   A
review of the quality of the loan portfolio is conducted internally by management on a quarterly basis with the results presented to the Bank's Board of Directors. This evaluation considers, in addition to individual loan review, several factors including, but not limited to, local economic conditions, loan portfolio composition, historical loss experience, past due levels, peer comparisons and an estimation by management of future potential losses. No specific allocations by loan types are made.

      The provision for loan losses was $67,000 in 1996, $36,000 in 1995, and $77,000 in 1994. As of December 31, 1996, the allowance for loan losses was $331,000 or 1.1% of total loans, compared to $357,000 or 1.2% of total loans as of December 31, 1995, and $346,000 or 1.4% of total loans as of December 31, 1994.

     The following table provides an analysis of the Bank's allowance for loan losses as of the dates indicated:

                                                             December 31
                                                        --------------------
                                                        1996    1995    1994
                                                        ----    ----    ----
                                                            (in thousands)
Balance at beginning of period                          $357    $345    $243

Charge-offs:
    Commercial, financial and agricultural                48       0       0
    Real estate                                            0       0       0
    Installment loans to individuals                      56      34       0
                                                        ----    ----    ----

     Total charge-offs                                  $104    $ 34    $  0

Recoveries:
    Commercial, financial and agricultural                 4       0       9
    Real estate                                            0       0       0
    Installment loans to individuals                       6      10      16
                                                        ----    ----    ----

     Total recoveries                                   $ 10    $ 10    $ 25

Net charge-offs                                           94      24     (25)

Additional charge to operations                           67      36      77
                                                        ----    ----    ----

Balance at end of period                                $330    $357    $345
                                                        ----    ----    ----
                                                        ----    ----    ----

Ratio of net charge-offs during period to
average loans outstanding during period                 0.31%   0.09%  (0.11%)
                                                        ----    ----    ----
                                                        ----    ----    ----

     Management believes the $331,000 reserve for loan losses at December 31, 1996 is adequate to absorb possible losses inherent in the Bank's loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

     The Bank places commercial loans on non-accrual status when principal or interest is past due for a period of 90 days or more unless it is both well secured and in the process of collection. Consumer or real estate loans are reviewed on an individual basis and placed on a non-accrual basis if it is not well secured or in the process of collection. Consumer loans are generally charged-off if they are 120 days delinquent. At December 31, 1996 the Bank had non-accrual loans of $40,000 and accruing loans past due in excess of 90 days of $63,000 compared to non-accrual loans of $0 and delinquent loans in excess of 90 days of $59,000 for 1995.

     The following table summarizes the composition of the Bank's non-performing assets as of the dates indicated:

                                                         December 31
                                                   ----------------------------
                                                   1996         1995       1994
                                                   ----         ----       ----
                                                            (in thousands)
Non-accrual loans                                  $ 40         $  0       $  8
Accruing loans past due 90 days or more              63           59         18
Restructured loans (in compliance
    with modified terms)                              0            0          0
                                                   ----         ----       ----
     Total nonperforming loans                     $103         $ 59       $ 26
Other real estate owned                               0            0          0
                                                   ----         ----       ----
     Total nonperforming assets                    $103         $ 59       $ 26
                                                   ----         ----       ----
                                                   ----         ----       ----

Nonperforming loans to total loans                 0.34%       0.20%       0.11%

Allowance for loan losses to
    nonperforming loans                           321.00%     605.00%   1326.00%

Nonperforming assets to total assets                0.24%       0.15%      0.07%


     The amount of gross interest income that would have been recorded for the twelve months ending December 31, 1996, if the non-accrual loans as of such date had been current in accordance with their original terms and had been outstanding throughout such period or since origination, if held for part of such period, and the amount of interest income on such loans that was included in net income for such periods, is not material.

     Management is not aware of any significant possible credit problems of borrowers which causes such management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which may cause such loans to be accounted for on a non-accrual basis. However, there can be no assurance that borrowers who currently comply with their loan repayment terms will continue to do so.

     In addition, as of December 31, 1996, the Bank had no interest-bearing assets (other than loans) that would be accounted for on a non-accrual basis or that were accruing and contractually past due 90 days or more.

     NONINTEREST INCOME. Noninterest income, including securities gains or losses, increased $67,000 or 9.1% from $734,000 in 1995 to $801,000 in 1996, and increased $4,000 or 0.6% from $730,000 in 1994 to 1995. Service charges on deposit accounts increased $8,000 or 2.8% from $284,000 in 1995 to $292,000 in 1996, principally due to a $14,000 increase in overdraft charges offset by a $6,000 decrease in demand account service fees. Service charges increased $15,000 or 5.6% from $269,000 in 1994 to 1995. Loan fees increased $32,000 or 10.4% from $309,000 in 1995 to $341,000 in 1996 primarily due to the retention of real estate loan servicing in 1996. Servicing rights were sold off for a portion of 1995 and in prior years. Initially this resulted in a decrease in income, but is expected to provide a higher stream of income in future years. Loan fees decreased

$23,000 or 7.4% from $332,000 in 1994 to 1995 when the sale of servicing rights was initially ceased. Other income increased $31,000 or 22.6% from $137,000 in 1995 to $168,000 in 1996 primarily because of an increase in rent income of $14,000. Other income increased $8,000 or 6.2% from $129,000 in 1994 to 1995. Total other operating income, including security transactions, represented 18.5% of total income in 1996 compared to 19.0% of total income in 1995.

     NONINTEREST EXPENSE. Total noninterest expenses increased $99,000 or 6.3% from $1,567,000 in 1995 to $1,666,000 in 1996 and increased $113,000 or
7.8% from $1,454,000 in 1994 to 1995. Salaries and related expenses increased $28,000 or 2.9% from $961,000 in 1995 to $ $989,000 in 1996 and increased $74,000 or 8.3% from $887,000 in 1994 to 1995. Salary related expenses increased due to a combination of staff additions and annual merit and incentive compensation increases. Occupancy expense increased $11,000 or 4.7% from $233,000 in 1995 to $$433,000 in 1996 and increased $39,000 or
20.1% from $194,000 in 1994 to $233,000 in 1995, primarily due to an expansion of bank premises and related expenses. Other operating expenses increased $59,000 or 15.8% from $374,000 in 1995 to $433,000 in 1996.
Advertising and business development expenses increased $16,000 or 55.2% from $29,000 in 1995 to $45,000 in 1996. Director fees increased $33,000 or 80.5%
from $41,000 in 1995 to $74,000 in 1996. Offsetting these increases was a $33,000 or 94.3% decrease in FDIC expense from $35,000 in 1995 to $2,000 in 1996. This decrease was due to reductions on the FDIC premiums that are assessed on outstanding deposits.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     INTEREST RATE SENSITIVITY. The Bank seeks to manage interest rate sensitivity to avoid net interest margin risk and to enhance consistent growth of net interest income through periods of changing rates. Interest rate risk arises from mismatches between repricing or maturity characteristics of assets and liabilities. More assets repricing or maturing than liabilities over a given time frame is considered asset sensitive, and more liabilities repricing or maturing than assets is considered liability sensitive. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment and a liability sensitive position will generally enhance earnings in a falling rate environment and negatively impact earnings in a rising interest rate environment.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Federal funds (with respect to which rates change daily) and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits are much more interest sensitive than regular savings accounts.

     The following table sets forth the contractual maturity or repricing distribution of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1996. The Bank's interest sensitivity gap (i.e., interest sensitive assets less interest sensitive liabilities), the ratio of cumulative total interest-earning assets to cumulative total interest-bearing liabilities, and the Bank's cumulative interest sensitivity gap ratio:

Assets/Liabilities Subject to                         After        Through      Over
Interest Rate Adjustment                             1 Year        5 Years     5 Years      Total
------------------------                            -------        -------    --------     -------
                                                                      (in thousands)
Loans
    Fixed rate by maturity                          $ 8,105        $11,258    $ 2,303      $21,666
    Floating rate by interval                         8,697             80          0        8,777
Securities
    Fixed rate by maturity                              177          4,730      1,347        6,254
    Floating rate by interval                           448              0          0          448
Federal funds sold                                    2,075              0          0        2,075
                                                    -------        -------    -------      -------
Total interest-earning assets                       $19,502        $16,068    $ 3,650      $39,220

Money market accounts                               $ 4,019        $     0    $     0      $ 4,019
Interest-bearing demand deposits                      3,311              0          0        3,311
Savings accounts                                      3,276              0          0        3,276
Time deposits $100M and over                          2,032              0          0        2,032
Time deposits under $100M                             7,217          3,994          0       11,211
                                                    -------        -------    -------      -------

Total interest-bearing liabilities                  $19,855        $ 3,994    $     0      $23,849

Net position (interest sensitivity gap)             $  (353)       $12,074    $ 3,650

Cumulative interest sensitivity gap                 $  (353)       $11,721    $15,371

Ratio of cumulative gap to total assets               (0.82)%        27.13%     35.58%

     The amount of the Bank's interest-sensitive liabilities (generally deposits with maturities of one year or less) have in the past not matched the amount of its interest sensitive assets (assets which reprice based on an index or have short term maturities). This imbalance is referred to as an interest sensitivity gap, and measures the potential impact of changes to earnings based on changes in the general level of interest rates. In general, the net interest income of a financial institution will benefit if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive interest sensitivity gap during periods of declining interest rates or a negative interest sensitivity gap during periods of increasing interest rates.

     For a number of reasons, the table set forth above reflecting the Bank's interest rate sensitivity analysis is not a complete picture of the possible effect of interest rate changes in net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as the Bank adjusts its interest sensitivity throughout the year. Third, assumptions must be made to construct such a table. For example, there are several savings products categorized as interest sensitive in the 30 day interval; however, they may be adjusted less frequently than changes in the leading rate indicators. Fourth, the re-pricing distribution of interest-sensitive assets may not be indicative of the liquidity of those assets. Finally, since the table is based on contractual maturities, it does not include estimates of early principal payment on mortgage and installment loans.

     LIQUIDITY. Liquidity is a measure of the Bank's ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's principal source of funds is deposits and, to a lessor extent, scheduled amortization and repayments of loan principal. In addition, the Bank has available other sources of credit, including borrowings, sales and maturities of investment securities and funds provided by operations. While loan payments and maturing investments are relatively predictable sources of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition.

     The Bank's primary source of cash from financing activities during 1996, 1995 and 1994, was from the net decrease in the investment portfolios and to a greater extent the net increases in deposits and long term borrowings. Total deposits equaled $35,693,000, $34,441,000, and $30,572,000 as of
December 31, 1996, December 31, 1995, and December 31, 1994, respectively. Long term debt equaled $2,742,000, $1,738,000, and $831,765 for the same periods. To further support and enhance its liquidity position, the Bank has established lines of credit with other banks. In addition, the Bank may borrow from the Federal Home Loan Bank of Seattle, subject to certain limitations.

     The Bank has an Asset/Liability Management Committee which is comprised entirely of members of senior management of the Bank. This committee, which advises the Bank's Board of Directors, is responsible for reviewing interest rate risk and enhancing future liquidity needs over various time periods. Its primary goals are to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities and to assure adequate liquidity.

CAPITAL

     Stockholders' equity increased $743,000 or 19.7% from $3,765,000 at December 31, 1995, to $ $4,508,000 at December 31, 1996, and increased $785,000 or 26.3% from $2,980,000 at December 31, 1994, to December 31, 1995.
The growth in all periods was generated almost entirely through earnings retention.

     The FRB and the OCC have adopted minimum capital guidelines which are discussed at "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION."

IMPACT OF INFLATION

     The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies. The possible effect of fluctuating interest rates is discussed more fully elsewhere.

                             DESCRIPTION OF THE BANK

HISTORY

     Organized as a de novo bank on January 10, 1986, and approved by the OCC on May 18, 1987, the Bank commenced operations as a national banking association on May 18, 1987, and has been operating in Montana since that date.

     The primary organizer of the Bank was Douglas K. Morton who expended nearly two years in directing its organization. The Bank's initial mission was to provide superior service to retail and small business accounts. The Bank opened in a 1,500 square foot converted fast food restaurant and its initial staff consisted of four officers and nine additional employees. The Bank exceeded its initial projections and showed a $29,373 loss at the end of its first fiscal year and a profit for the first twelve months of operations. Annual growth has averaged in excess of 25% since organization and in more recent years has slowed to 15%. The Bank's return on average assets over the past eight years has ranged from 0.71% to 1.63% and has exceeded 1% for six of these years. In the four most recent years, the return on average assets has been approximately 1.60%.

     Assets in the last five years have grown from $21,138,000 at December 31, 1991, to $43,199,000 at December 31, 1996. For the year ended December 31, 1996, the Bank's net income after taxes was $670,000, compared to $596,000 for the year ended December 31, 1995. On December 31, 1996, deposit liabilities were $35,693,000 and net loans were $29,708,000 compared to $34,441,000 and $27,924,000, respectively, at December 31, 1995. Net interest income for the year ended December 31, 1996, was $1,978,000 compared to $1,796,000 at December 31, 1995. As of December 31, 1996, loans past due 90 days or more totaled $63,000, not including non-accrual loans of $40,000.

BUSINESS

     The Bank offers a full line of commercial bank services including checking, savings and money market accounts, time deposits and safe deposit services. A variety of loans including commercial, financial, agricultural, real estate and consumer installment loans are offered to persons and small businesses located primarily in Flathead County, Montana. Additional services offered include travelers checks; safe deposit boxes; escrow services; collection services; wire transfers and notary services. The Bank currently operates through its main office located at 444 West Idaho Street, Kalispell, Montana.

     For the most part, the Bank's growth can be attributed to a stable local economy, good product mix, superior service and a consolidation in operations by some of the larger local banks. The Bank capitalized on these opportunities by expanding its Real Estate Loan Department in 1993, starting a Small Business Administration Loan Department in 1994 and adding experienced and respected local lenders to its staff. For the past several years the Bank has been among the top three real estate lenders in Flathead County. For the twelve months ended September 30, 1996, the Bank was named in the top ten SBA lenders in Montana and second in Flathead County. In late 1994 the Bank opened a Trust Department, which was later closed in December 1995 when it became apparent that increased competition for this type of business would make it unprofitable for an extended period of time.

     Management believes that the Bank will continue to grow in 1997, but at a much slower pace than in the past. Growth slowed from 15% in recent years to 7% in 1996. Most of this slowdown was experienced in the last half of 1996 when two additional financial offices opened in the Bank's market area and another changed ownership. Although no major product or operational changes are anticipated, the Bank will continue to look for opportunities to improve on its product mix and operating efficiencies. Management believes the Bank's independent widespread status and local ownership are important competitive advantages as ownership of other local banks continues to consolidate and the decision making processes are moved farther away.

LENDING

     The Bank concentrates its lending activities in four principal areas: commercial/financial/agricultural, real estate construction, real estate mortgage and consumer installment. At December 31, 1996, these categories accounted for approximately 57%, 7%, 2% and 34%, respectively, of the Bank's loan portfolio. The interest rates charged for the loans made by the Bank vary with the degree of risk, the size and maturity of the loans, the borrower's relationship with the Bank, and prevailing money market rates indicative of the Bank's cost of funds. The majority of the Bank's loans are generated in Flathead County, Montana.

     The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

                                                      December 31
                                             ---------------------------
                                               1996      1995      1994
                                             -------   -------   -------
                                                   (in thousands)
Commercial, financial and agricultural       $17,307   $15,145   $11,707
Real estate--construction                      2,087     2,205     2,001
Real estate--mortgage                            473     1,140       243
Installment loans to individuals              10,616    10,901    10,609
                                             -------   -------   -------
     Total loans                             $30,483   $29,391   $24,560
                                             -------   -------   -------
                                             -------   -------   -------

     Average loan balances for 1996 were up 14% over 1995. The 1996 year end loan balance of $29,708,000 was 6% higher than the balance on the same date of 1995. At year end 1996, the loan to deposit ratio was 84% versus 82% at December 31, 1995. Average loan balances for 1995 were up 33% over 1994. The 1995 year end loan balance of $29,391,000 was 20% higher than the balance on the same date of 1994. At year end 1995, the loan to deposit ratio was 82% versus 79% at December 31, 1994. The higher growth rate in both years resulted from increasing economic activity in general.

     The Bank relies substantially on local promotional activity and personal contacts by bank officers, directors and employees to compete with other financial institutions. The Bank makes loans to borrowers whose applications include, in the opinion of Bank management, a sound purpose, a viable repayment source and a plan of repayment established at inception and generally backed by a secondary source of repayment. The Bank has established a written loan policy for each of its categories of loans which is reviewed periodically by the Board of Directors. The loan portfolio is reviewed periodically by the Bank's Board of Directors to initiate steps to accelerate the collections of past due loans and other actions deemed necessary in order to maintain a good quality loan portfolio.

     COMMERCIAL/FINANCIAL/AGRICULTURAL LOANS. This category of loans includes business-related loans priced by the Bank at variable and fixed rates of interest. At December 31, 1996, approximately 57% or $17,307,000 of the Bank's loan portfolio consisted of commercial/financial/agricultural loans. Commercial loans include operating lines of credit, letters of credit, loans for working capital and asset acquisition and loans for business-related purposes.

     REAL ESTATE CONSTRUCTION AND MORTGAGE LOANS. Approximately 9% or $2,560,000 of the total loan portfolio at December 31, 1996, was to finance construction or the purchase of real estate. The loan to value ratio for a real state loan is dependent upon the borrower, the type of project and the duration. Loan to value ratios are generally at 70% or less for commercial and 90% or less for 1-4 family residential real estate loans at the time the loan is made. The Bank has an active residential real estate department which provides loans for 1-4 family residences. Commercial real estate lending is generally reserved for productive as opposed to investment or speculative
purposes.   The Bank requires debt service ratios which it considers to be adequate as part of its consideration of the financial viability of the borrower. The real property provides a secondary source of repayment.

     The Bank utilizes third-party appraisers for appraising all loans secured by real estate. These appraisers are approved annually. The Bank has adopted real estate appraisal standards as set forth in FDIC regulations which are applied to all regulated real estate transactions.

     CONSUMER INSTALLMENT LOANS. The consumer installment loan portfolio was approximately 34% or $10,616,000 of the total loan portfolio at December 31, 1996. These loans represent a diverse group of borrowers and include automobile loans, personal loans, home equity lines of credit, credit cards and overdraft protection.

INVESTMENT PORTFOLIO

     The Bank's investment portfolio consists primarily of U.S. Treasury and U.S. Agency securities and mortgage-backed securities. Government regulations limit the type and quality of investments in which the Bank may invest its funds. See "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION."

     The Bank has established a written investment policy which is reviewed annually. This policy identifies investment criteria and states specific objectives in terms of risk, interest rate sensitivity and liquidity. The Bank's primary investment goal is to acquire the best mix of securities for its investment portfolio in terms of quality, term and marketability. The Bank's Board of Directors is responsible for reviewing interest rate risk and liquidity needs over various time periods. It monitors the Bank's investment portfolio to ensure compliance with guidelines.

     The Bank has established an Investment Committee which is comprised of senior officers. This Investment Committee is responsible for reviewing interest rate risk and liquidity needs over various time periods. The Investment Committee monitors the Bank's investment portfolio to ensure compliance with guidelines.

     The following table presents the mix of the Bank's investment portfolio along with the amortized cost and the market values of those components for the periods indicated:

                                                    December 31
                              -------------------------------------------------------
                                     1996              1995              1994
                              -----------------  -----------------  -----------------
                              Amortized  Market  Amortized  Market  Amortized  Market
                                Cost     Value     Cost     Value     Cost     Value
                               ------    ------   ------    ------   ------    ------
                                                   (in thousands)
Securities held to maturity
  U.S. Treasury                $    0    $    0   $    0    $    0   $    0    $    0
  U.S. agencies                 1,531     1,519    1,807     1,797    1,930     1,795
  States and political
   subdivisions                    25        25      271       270    1,219     1,179
  Other                           338       338      313       313      296       296
                               ------    ------   ------    ------   ------    ------
Total investment
 securities-HTM                $1,894    $1,882   $2,391    $2,380   $3,445    $3,270
                               ------    ------   ------    ------   ------    ------
                               ------    ------   ------    ------   ------    ------
Securities available for sale
  U.S. Treasury                $  500    $  503   $  250    $  250   $  248    $  244
  U.S. agencies                 3,785     3,781    3,365     3,345    2,968     2,771
  States and political
   subdivisions                   706       709      956       961        0         0
  Other                           152       152      157       155      697       686
                               ------    ------   ------    ------   ------    ------
Total investment
 securities--AFS               $5,143    $5,145   $4,728    $4,711   $3,913    $3,701
                               ------    ------   ------    ------   ------    ------
                               ------    ------   ------    ------   ------    ------

     The portfolio includes no obligation of a single state or political subdivision issuer with an aggregate book value in excess of 10% of shareholders' equity other than a bond issued by Steelton Highspire Pennsylvania School District. This bond matures on March 1, 1998, and as of December 31, 1996, had a book value of $470,000 and a market value of $474,000. Mortgage-backed securities are scheduled according to anticipated principal repayments and prepayments.

DEPOSITS

     Deposits are the primary source of funds used by the Bank for lending and other general business purposes. In addition to deposits, the Bank may derive additional funds from principal repayments on loans, the sale of loans and investment securities and borrowings from other financial institutions and the FHLC (which lends to the member institutions within its assigned region). The level of deposit liabilities can vary significantly and is influenced by prevailing interest rates, money market conditions, general economic conditions and competition.

     The Bank primarily attracts deposits from local businesses and retail customers. The Bank offers a full range of depository accounts including checking, savings, money market accounts and certificates of deposit. The Bank attempts to control the flow of deposits primarily by pricing its accounts to remain competitive with other financial institutions in its market area, although the Bank does not necessarily seek to match the highest rates paid by competing institutions. The Bank attempts to ensure a satisfied customer base by offering a full range of banking products. Management believes that the customers provide a strong and relatively stable core deposit base.

     The following chart shows the average balance and average rate paid on each category of deposits for the periods indicated:

                                                        Year Ended December 31
                                      --------------------------------------------------------
                                             1996                1995               1994
                                      -----------------   -----------------   ----------------
                                      Average   Average   Average   Average   Average  Average
                                      Balance    Rate     Balance    Rate     Balance   Rate
                                      -------    -----    -------    -----    ------    -----
                                                           (in thousands)
Noninterest-bearing demand deposits   $ 6,931       0%    $ 6,489       0%    $6,346       0%
Interest-bearing demand deposits        3,306    2.33%      3,146    2.32%     3,299    2.24%
Money market deposits                   4,267    3.45%      4,531    3.58%     5,516    3.12%
Other savings deposits                  3,371    3.00%      3,781    2.99%     3,888    2.98%
Time deposits                          18,623    6.03%     14,883    5.90%     9,965    4.51%

     The following chart shows certificates of deposits in amounts of $100,000 or more as of the dates indicated:

                                           December 31
                                    ------------------------
                                     1996     1995     1994
                                    ------   ------   ------
                                        (in thousands)
Time remaining until maturity
  Less than 3 months                $1,904   $1,430   $  802
  3 months to 12 months              1,356    1,575      850
  Over 1 year through 5 years        1,403      847      325
  Over 5 years                           0        0        0
                                    ------   ------   ------
    Total                           $4,663   $3,852   $1,977
                                    ------   ------   ------
                                    ------   ------   ------

     Total deposits increased $3,869,000 or 12.7% from $30,572,000 in 1994 to $34,441,000 in 1995 and increased $1,252,000 or 3.6% from 1995 to $35,693,000 in 1996. Certificates of deposits in amounts of $100,000 or more increased $1,875,000 or 94.8% from $1,977,000 in 1994 to $3,852,000 in 1995 and increased $811,000 or 21% from 1995 to $4,663,000 in 1996.  At December 31,
1996, total deposits were comprised of approximately 28% demand deposits, 20% savings deposits and 52% time deposits.

PROPERTY

     The Bank operates out of its only office located at 444 West Idaho, Kalispell, Montana. The facility includes a very attractive and functional building and grounds which occupies seven city lots on the edge of downtown Kalispell. The property was purchased in 1987 for a cost of $487,000. At that time the Bank operated out of a 1,500 square foot facility. In 1989 a new facility was built on the site for a cost of $490,000. In 1995 the building was expanded at a cost of $360,000. Ample off-street parking is maintained with room to expand if necessary. Management believes the present facility will be adequate in size for the foreseeable future. Bank facilities include approximately 9,500 square feet of usable space, 3,500 of which is leased to other commercial tenants.

     The Bank's facility contains 4 teller windows, 4 drive-up lanes and an ATM. The Bank also has three remote ATMs located at Rosauers Supermarket on the south entrance to Kalispell, the Gateway West Mall on the west end of Kalispell and the Evergreen Cenex store on the east end of Kalispell. All three ATM locations are leased pursuant to a formula based upon the monthly usage of the machines. The Bank has no other leased facilities or equipment.

COMPETITION

     The primary service area of the Bank is Flathead County in northwest Montana. Flathead County covers 5,140 square miles and includes the cities of Kalispell, Whitefish, Columbia Falls, Evergreen, Bigfork and Lakeside. The area is a mixture of timber and agricultural areas with small businesses related to timber, agriculture, tourism and manufacturing. The Bank is located in Kalispell, the county seat. The greater Kalispell area has a population of approximately 28,000 and Flathead County's population is approximately 70,000.

     With 15 financial institutions serving a population of 70,000, competition in the Bank's primary service area is high. The Bank has competition within its service area from many well-established financial institutions. In addition to competition from nine other commercial banking institutions, there is competition from two savings and loan companies and three credit unions. Many of the Bank's competitors are larger and more substantially capitalized than the Bank. They have established positions in Flathead County and have greater resources than the Bank for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds. See "DESCRIPTION OF THE BANK--BUSINESS."

     The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

     The Bank relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, a flexible product mix and its reputation in the community to compete effectively. Management believes that customers appreciate the Bank's local ownership as opposed to having decisions are made out of the area which is common for larger institutions.

     Following is the most recent information available concerning competitors of the Bank in its principal service area, indicating the deposit size as of June 30, 1996. The unmarked information was derived from the winter 1997 issue of Thomson Financial Publishing. Items marked * were obtained from the Federal Home Loan Bank of Seattle Deposit Market Share Report and items marked ** were obtained from direct inquiry with the subject financial institution

                                                        Total Deposits
          Name of Institution                           (000s omitted)
          -------------------                           --------------

          American Bank                                    $  3,802
          BN Park Credit Union**                             16,106
          First Citizens Bank                                29,341
          First Interstate Bank                              64,670
          First National Bank of Whitefish                   22,918
          First Security Bank                                35,661
          Flathead Bank                                      41,147
          Flathead Govt Employee Credit Union**               6,340
          Glacier Bank, FSB*                                 80,900
          Mountain Bank                                      51,643
          Norwest Bank*                                      95,260
          Security Bank, FSB*                                 6,770
          Valley Bank                                        74,508
          Whitefish Credit Union**                          163,687


     The Bank's total deposits at June 30, 1996, were $36,443,000. The proposed formation of the Company cannot assure any decrease in competitive effects on the Bank.

LEGAL PROCEEDINGS

     The Bank is not presently involved in any legal proceedings which management believes to be material to its financial condition or results of operations. As the nature of the Banks business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, the Bank is a party in various legal proceedings (such as garnishment proceedings) which may be considered as arising in the ordinary course of their business.

REGULATION AND SUPERVISION

     The operations of the Bank are subject to federal statutes applicable to banks chartered under the laws of the United States. The OCC regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations. These examinations are for the protection of the Bank's depositors and not for its shareholders. In addition to these regular examinations, the Bank must furnish to the OCC quality reports containing a full and accurate statement of its affairs.

     As a subsidiary bank of a bank holding company, the Bank will be subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries on investments and stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

     DIVIDENDS. The ability of the Bank to pay dividends is subject to federal banking law. The Bank may not, without the approval of the OCC, declare dividends if (i) such dividends would impair the Bank's capital structure, (ii) the Bank's surplus fund is not equal to its common stock or
(iii) dividends declared in any one calendar year would exceed the total of net profits in that year combined with retained net profits for the preceding two years, less any required transfer surplus. In addition, the FRB has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound. Such practices could include the payment of dividends under some circumstances. Moreover, the payment of dividends may be inconsistent with capital adequacy guidelines of the various regulatory authorities.

     INSURANCE OF DEPOSITS. The operations of the Bank are also subject to the regulations of the FDIC, which insures the deposits of the Bank up to a maximum of $100,000 per depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

     CAPITAL REQUIREMENTS. The Company and the Bank are subject to the minimum capital requirements of the FRB and the OCC. See "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION." Under current guidelines, the Bank must maintain a ratio of 8%, of which at least 4% must be in the form of core capital. Under the risk-based capital regulation, the ratios of Tier 1 and total capital to risk-weighted assets for the Bank were 14.5% and 15.6% at December 31, 1996, and 13.12% and 14.36 at December 31, 1995, thus meeting the classification of a "well capitalized" bank. The Bank's leverage-based capital ratio was 10.17% as of December 31, 1996, and 9.11% at December 31, 1995. These leverage-based ratios were in excess of regulatory requirements. The Bank expects to continue to be in compliance with these guidelines.

MANAGEMENT

     The directors and executive officers of the Bank are as follows:

     Name and Age
     (as of 12-31-96)        Position in Bank            Principal Occupation
     ----------------        ----------------            --------------------
     Richard Dasen, 54       Director                    Investor and businessman
     Richard Gunlikson, 68   Director                    Certified Public Accountant
     Charles Lee, 62         Director                    Wholesale beverage distributor
     Donald McCarthy, 41     Senior Vice President       Banker
                             and Cashier/CFO
     Douglas Morton, 52      President and Chairman      Banker
     Teruko Rogers, 58       Director                    Controller of automobile dealership
     Barry Smith, 42         Director                    President of logging company

     All of the directors listed above, if re-elected at this Annual Meeting, will hold office until the 1998 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. All of the officers listed will hold office until successors are appointed by the Board of Directors. There are no arrangements or understandings between any of the directors or officers or any other persons pursuant to which any of the above directors have been selected as directors, or officers have been selected as officers.

     During the past five years, Mr. McCarthy's business experience has been as follows: Cashier and Vice President of the Bank since 1987. He was promoted to Senior Vice President and Cashier/CFO in 1996. Prior to that time he was an Assistant National Bank Examiner. He brings 20 years of banking experience to the Bank.

     See "ELECTION OF DIRECTORS" for additional information regarding each director.

COMPENSATION OF DIRECTORS

     In 1996 and to date, directors have received a monthly fee of $1,000 to compensate directors for the increased time spent relating to the issues surrounding the Consolidation Agreement, including acting in their individual capacities to borrow funds for the temporary purchase of the Flathead Shares. Following the 1997 Annual Shareholders Meeting, the monthly fee will decrease to $500 plus a performance-based cash incentive under the Bank's Bonus Incentive Plan. See "Bonus Incentive Plan." Directors' compensation is reviewed annually by the Board.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has established a Stock Option Committee, consisting of Messrs. Dasen, Gunlikson and Lee, which administers and determines grants of stock options under the Bank's Stock Option Plan. See "STOCK OPTION PLAN" below. Nominees for the Board of Directors are determined by the entire Board.

     For the year ended December 31, 1996, there were 14 meetings of the Board of Directors and two meetings of the Stock Option Committee. All directors attended 75% or more of the Company's Board meetings and meetings of Board committees on which they served.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered in all capacities to the Bank for the years ended December 31, 1996, 1995 and 1994, by Mr. Morton, President and Chairman. No executive officer's compensation exceeded $100,000 during the year ended December 31, 1996. No restricted stock awards, long-term incentive plan payouts or stock appreciation rights ("SARs") were granted to Mr. Morton in such years.

                        Summary Compensation Table(1)

                                            Annual Compensation       Long-Term Compensation
                                            -------------------       ----------------------
                                                                      Securities Underlying
Name and Principal Position         Year    Salary(2)     Bonus           Stock Options
---------------------------         ----    ---------    -------      ----------------------
Douglas K. Morton                   1996     $72,800     $ 8,208                 0
   Chairman of the Board and        1995      65,685       7,822                 0
   President                        1994      63,600      10,704                 0

--------------------

(1) The aggregate amount of perquisites and other personal benefits received, such as contributions pursuant to the Bank's 401(K) Plan, did not exceed the lessor of either $50,000 or 10% of the total of annual salary and bonus reported for Mr. Morton.
(2)  Includes directors fees.

     BONUS INCENTIVE PLAN. The Board approved a Bonus Incentive Plan for 1996 which applies to all Bank employees after they have worked 120 consecutive days. Pursuant to this plan, bonuses are paid quarterly within 15 days after the end of each quarter. The amount of bonuses paid is based upon the Bank's return on assets and the salary level of each employee.

STOCK OPTION PLAN

     The Bank's Stock Option Plan, adopted by the Board of Directors and the shareholders of the Bank on February 14, 1989, provides that options for Bank Stock may be granted to such key employees, other than directors, of the Bank who the Board of Directors deems to be important to the future of the Bank. Options for 2,000 shares of Bank Stock may be granted under the plan. As of December 31, 1996, options for all 2,000 shares had been granted. The period for which an option is exercised may not exceed ten years from the date of the grant. An option may not be exercised earlier than two years after the date of grant. The option price per share is determined by the Board of Directors at the time an option is granted and cannot be less than 100% of the fair market value of Bank Stock on the date of grant.

     Pursuant to the Consolidation Agreement, the options to receive Bank Stock under the Stock Option Plan will become options to receive Company Stock upon consummation. In all other respects, this plan will remain in substantially the same form after the acquisition.

     The Stock Option Committee, which administers the plan, designates in its discretion the participants who receive grants of options under such plan using criteria which include responsibilities of the individual, ability to contribute to meeting corporate objectives and other related measurements. Bank management believes that stock options are an integral part of its executive compensation package, since options align the interest of management with stockholders and focus the attention of management on the long-term success of the Bank.

     No stock options were granted to Mr. Morton in 1996. The following table shows certain information regarding the exercise of options during the year ended December 31, 1996, and unexercised options held by Mr. Morton as of December 31, 1996.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                        Number of Shares           Value of Unexercised
                        Number of                     Underlying Options at       In-the-Money Options at
                         Shares         Value          Fiscal Year-End (#)          Fiscal Year-End ($)
                        Acquired       Realized    --------------------------   ---------------------------
       Name            on Exercise  Upon Exercise  Exercisable  Unexercisable    Exercisable  Unexercisable
       ----            -----------  -------------  -----------  -------------   ------------- -------------
Douglas K. Morton          398      $107,225.18(1)     142             0        $37,296.30(2)       $0

-------------

(1) Based upon the book value of the Bank Stock on December 31, 1996 ($520.57 per share), less the option exercise price of $251.16.

(2) Based upon the book value of the Bank Stock on December 31, 1996 ($520.57 per share), less the option exercise price of $257.92. These options were subsequently exercised on January 31, 1997.

INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of December 31, 1996, the Bank's directors and executive officers were indebted to the Bank in the aggregate amount of $757,000, none of which such loans were delinquent. This indebtedness is secured by mortgages and/or security interest in real or personal property owned by these persons

INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY

     Article VI of the Bank's Articles of Incorporation provides for indemnification of the Bank's directors, officers, employees and agents. Consistent with the Montana Business Corporation Act, Section VII of the Bank's Articles of Incorporation contain provisions which limit the personal liability of directors for monetary damages to the Bank or its shareholders for breach of their fiduciary duties as directors except to the extent such limitation of liability is prohibited by Montana law.

EMPLOYEES AND EMPLOYEE BENEFITS

     As of December 31, 1996, the Bank employed 24 persons on a full time basis and 7 persons on a part time basis, including 11 officers and 20 staff members. The Bank's employees are not parties to any collective bargaining agreement.
The Bank provides a variety of employee benefits and believes employee relations are good. The Bank has experienced very little turnover in staff and anticipates no significant changes in the foreseeable future.

     As part of its effort to attract and maintain high quality staff, the Bank adopted a 401(K) Profit Sharing Plan, effective January 1, 1991, pursuant to which participating employees may contribute a portion of their yearly salary. The Bank may make matching, non-elective or discretionary contributions each year. All monies withheld from employees and the Bank's contributions are paid to a trustee who invests for the benefit of members of the plan. The Bank intends to continue the plan in substantially the same form after consummation of the Consolidation Agreement.

     The Bank also adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1991. Pursuant to the ESOP, the Bank may make contributions which are then allocated to the accounts of eligible employees. The trustee of the ESOP invests the funds primarily in Bank Stock. The Bank intends to continue the ESOP in substantially the same form after the Effective Date with investments to be made primarily in Company Stock.

LEGAL PROCEEDINGS

     The Bank is not a party to any pending legal proceedings before any court, administrative agency or other tribunal other than routine litigation incidental to conduct the business of the Bank. Bank management further believes that no litigation is threatened in which the Bank faces potential loss or exposure which will materially affect the shareholders' equity or the Bank's financial position as presented herein.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     On May 1, 1997, there were 9,080 shares of Bank Stock outstanding, held of record by 186 shareholders. Only shareholders of record as of ____________, 1997, shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.

     After the Effective Date, there will be approximately 71,880 shares of Company Stock outstanding held by 186 shareholders. These figures may vary depending upon the number of Bank shareholders exercising their dissenters' rights and whether any stock options are exercised prior to the Effective Date. See "DESCRIPTION OF THE BANK--EXECUTIVE COMPENSATION." Each shareholder of Company Stock will be entitled to one vote on all matters submitted to the shareholders of the Company.

     The following table sets forth as of May 1, 1997, the number of shares of Bank Stock owned of record or beneficially by each person who owned of record, or to the knowledge of the Bank, beneficially, more than 5% of the Bank Stock, and the number of shares (including director's qualifying shares) individually and beneficially owned by all directors, executive officers and key employees of the Bank individually and as a group. In addition, the table illustrates the number of shares of Company Stock to be owned by such persons and group upon effectiveness of the Consolidation Agreement, assuming all such persons elect to exchange their Bank Stock pursuant to the Consolidation Agreement. The table does not reflect the ownership of stock options to purchase Bank Stock.

                                                                          Company Stock to be
                                         Bank Stock Owned              Owned After Acquisition(8)
                                  -------------------------------   --------------------------------
                                                  Sole and Shared                    Sole and Shared
                                   Sole Voting     Voting and/or     Sole Voting      Voting and/or
                                  and Investment    Investment      and Investment     Investment
                                      Powers          Powers           Powers           Powers
                                  --------------  ---------------   --------------   ---------------
Name and Address of                   Number           Number          Number           Number
   Shareholder                       (Percent)        (Percent)       (Percent)        (Percent)
-------------------                  ---------        ---------       ---------        ---------
Richard Dasen                           630             630(1)          3,230            3,230
400 West Valley Drive                   6.9%            6.9%              4.5%              4.5%
Kalispell, MT 59901

Richard Gunlikson                       467             570(2)          1,600            2,630
22 Second Avenue W #3300                5.1%            6.3%              2.2%             3.6%
Kalispell, MT 59901

Charles Lee                             632             652(3)          3,250            3,450
Six Meridian Road                       7.0%            7.2%              4.5%             4.8%
Kalispell, MT 59901

Donald McCarthy                          51              54(4)            510              540
One Walker Lane                         0.6%            0.6%              0.7%             0.7%
Lakeside, MT 59922

Douglas Morton                        1,522           2,169(5)         12,150           18,620
203 Somerset Drive                     16.8%           23.9%             16.8%            25.7%
Kalispell, MT 59901

Teruko Rogers                           327             670(6)            200            3,630
119 North Haven Drive                   3.6%            7.4%              0.3%             5.0%
Kalispell, MT 59901

Barry Smith                             434             556(7)          1,270            2,490
775 Kelly Lane                          4.8%            6.1%              1.8%             3.4%
Missoula, MT 59901

Executive officers and                4,063           5,301            22,210           34,590
directors as a group (7 persons)       44.7%           58.4%             30.7%            47.8%

-------------

(1)  Includes 307 Flathead Shares.

(2) Includes 103 shares held by members of Mr. Gunlikson's family and 307 Flathead Shares.

(3) Includes 20 shares held by Mr. Lee's wife and 25 shares held by Chuck Lee Trucking, Inc., of which Mr. Lee is owner and 307 Flathead Shares.

(4) Includes 3 shares held jointly with members of Mr. McCarthy's family. Excludes stock options for 270 shares of Company Stock which are currently exercisable.

(5) Includes 647 shares held by members of Mr. Morton's family and 307 Flathead Shares.

(6)  Includes 343 shares held jointly with a family member and 307 Flathead
     Shares.

(7) Includes 122 shares held by members of Mr. Smith's family and 307 Flathead Shares.

(8) Reflects the Company's purchase of 307 Flathead Shares from each person listed except Mr. McCarthy who owns no Flathead Shares.

     The stock certificates issued by the Company to the officers, directors and shareholders deemed to control, through share ownership or otherwise, the Bank (unless such persons dissent from the proposed transaction and receive no Company Stock as a result thereof) or the Company (the "Affiliates") will bear a legend designed to prevent inadvertent violations of federal securities laws as a result of "public" sales of the Company Stock acquired by such persons pursuant to the proposed transaction. Affiliates can only publicly sell in any three-month period an amount representing no more than one percent of all outstanding shares of Company Stock and can only sell when current public information about the Company is available. Additionally, public resale by Affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations a notice of public sale will be required to be filed by the affiliate with the Securities and Exchange Commission

                 COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK

     The Company is authorized to issue 500,000 shares of common stock. If the proposed Consolidation Agreement is effected, up to approximately 71,880 shares of Company Stock will be issued and outstanding. The Bank is authorized to issue 10,000 shares of common stock, par value $100, of which 9,080 shares were issued and outstanding on April 10, 1997.

DIVIDENDS

     The holders of Bank Stock are entitled to receive such dividends as may be paid on Bank Stock from time to time by the Bank's Board of Directors out of funds legally available therefor. Similarly, the holders of Company Stock will be entitled to dividends as may be paid from time to time by the Company's Board of Directors out of funds legally available therefor. Funds for the payment of dividends and costs of the Company are expected to be obtained primarily from dividends received from the Bank.

VOTING RIGHTS

     All voting rights are vested in the holders of Bank Stock, each share being entitled to one vote. The same is true for holders of Company Stock. Shareholders of the Bank do not have cumulative voting rights in the election of directors at any shareholders' meeting. Shareholders of Company Stock also will not have cumulative voting rights. Cumulative voting rights permit minority shareholders of an entity who control a significant block of stock to elect a representative to the Board of Directors.

     The Company's Articles of Incorporation include a "super-majority" provision requiring the holders of two-thirds of the voting power of the Company to approve a sale, merger, consolidation, liquidation, dissolution or other disposition of all or substantially all of the Company's assets when such transaction has not been approved by the Board of Directors. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--ANTI-TAKEOVER PROVISIONS."

PREEMPTIVE AND OTHER RIGHTS

     Bank shareholders do have preemptive rights to acquire unissued or treasury shares. Holders of Company Stock do not have preemptive rights. Therefore, shareholders of Company Stock may have their percentage holdings reduced when Company Stock is issued. In addition, there are no conversion, redemption, sinking fund or similar provisions regarding Company Stock or Bank Stock.

ASSESSMENT

     Shares of Bank Stock are fully paid and nonassessable. Similarly, shares of Company Stock to be issued and delivered if the Consolidation Agreement is effected to Bank shareholders other than those holding Flathead Shares will, when so issued and delivered, be fully paid and nonassessable.

LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up affairs of the Bank, the holders of Bank Stock would be entitled to share on a pro rata basis in the net assets of the Bank. Holders of Company Stock will be entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

     Because 10,000 shares of Bank Stock are authorized and 9,080 shares are issued and outstanding, Bank management could issue up to 920 additional shares of Bank Stock without prior approval of the shareholders. Currently those 920 shares of Bank Stock are reserved for issuance pursuant to the Bank's Stock Option Plan. See "DESCRIPTION OF THE BANK--STOCK OPTION PLAN." Montana law allows a corporation's Board of Directors to issue shares of stock up to the total amount of common stock authorized, without obtaining the prior approval of the existing shareholders. Because 500,000 shares of Company Stock are authorized and a maximum of 71,880 shares of Company Stock may be issued pursuant to the Consolidation Agreement, the Company's Board of Directors may later issue up to 428,120 additional shares of Company Stock without prior approval of the shareholders in order to raise additional capital for infusion in to the Bank or for other corporate purposes. If such stock were issued in the future, without first offering the stock to Company shareholders, the proportionate ownership of Company shareholders could be diluted, possibly to the point where a change in control of the Company could result. Such stock could also be issued to a friendly acquirer if the Company were threatened with a hostile takeover. Management currently has no plans to issue additional stock, except pursuant to the Stock Option Plan. See "DESCRIPTION OF THE BANK-- EXECUTIVE COMPENSATION."

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation include a "super-majority" provision, requiring that the holders of two-thirds of the voting power of the Company must approve a sale, merger, consolidation, liquidation, dissolution or other disposition of all or substantially all of the Company's assets when such transaction has not been approved by the Board of Directors of the Company.
This provision may not be amended unless first approved by the affirmative vote of at least two-thirds of the voting power of the Company. Under Montana law, the Company's Articles of Incorporation could have been drafted to permit such transactions to be effected upon approval of a majority of the votes cast on the proposal.

     This "super-majority" provision was included in the Articles of Incorporation to ensure that no fundamental changes in the Company are made without the overwhelming approval of shareholders. Another effect is that a minority of shareholders may block such a disposition that a majority of shareholders believes desirable.

     Shareholders should be aware that the anti-takeover provisions might discourage a tender offer for Company Stock which might be at a price above the prevailing market rate. Management believes that the advantages of the anti-takeover provisions to all shareholders of the Company outweigh any possible disadvantages resulting from the decrease in the likelihood of the Company becoming a target of a takeover bid which might be desired or favored by a majority of Company shareholders.

     Under Montana law, any merger or consolidation must be approved by the Board of Directors before being submitted to shareholders. A merger or consolidation, once approved by the Board of Directors, requires a two-thirds vote of shareholders for approval.

     The anti-takeover provisions in the Company's Articles of Incorporation may not deter an acquisition of the Company. It may, however, discourage attempts by other persons, companies or groups to acquire control of the Company without negotiation with the Company. Management believes that shareholders other than the person seeking control may suffer inequities and may not receive a fair price if the Company falls under the control of another person without that other person first negotiating with management to obtain the fairest terms for the shareholders and the Company.

     The Articles of Incorporation of the Company contain another provision that may be deemed to be "anti-takeover" in nature. This provision authorizes the issuance of 500,000 shares of Company Stock. The additional shares of Company Stock (in excess of the 71,880 shares to be issued in connection with the Consolidation Agreement) were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock option plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company. The overall effect of this provision may be to deter a future tender offer that a majority of the shareholders might possibly deem to be in their best interests as the offer might include a substantial premium over the market price of the Company Stock at that time. In addition, this provision may have the effect of assisting the Company's current management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Company's business.


                       INFORMATION CONCERNING ACCOUNTANTS

     The Bank's financial statements as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report of Galusha Higgins & Galusha, Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in the notice. Bank management does not know of any matter for action by shareholders at such meeting other than the matter described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management.


                                 LEGAL OPINIONS

     The legality of the Company Stock to be issued pursuant to the Consolidation Agreement will be passed upon for the Company by the firm of Rothgerber, Appel, Powers & Johnson LLP.

     The law firm of Rothgerber, Appel, Powers & Johnson LLP, Suite 3000, 1200 17th Street, Denver, Colorado 80202, has served as special counsel to the Company in the preparation of the registration statement and the applications with the various bank regulatory authorities relating to the proposed acquisition. Further, the firm of Rothgerber, Appel, Powers & Johnson LLP will render its opinion regarding the tax consequences of the proposed acquisition. No members of that firm own Bank Stock, nor will any members of that firm own Company Stock as a result of the proposed transaction.

     The law firm is not employed on a contingent basis.

                      INDEX TO FINANCIAL STATEMENTS
                                                                           Page
                                                                           ----
Report of Certified Public Accountant                                       F-1
Financial Statements
     Statements of Financial Condition                                      F-2
     Statements of Income                                                   F-3
     Statements of Shareholders' Equity                                     F-4
     Statements of Cash Flows                                               F-5
     Notes to Financial Statements                                          F-6
                                                                   through F-17

                    REPORT OF CERTIFIED PUBLIC ACCOUNTANTS'



To the Board of Directors
BankWest National Association
Kalispell, Montana


We have audited the accompanying statements of financial condition of BankWest National Association as of December 31, 1996, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BankWest National Association as of December 31, 1996, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                              /s/ GALUSHA HIGGINS & GALUSHA, P.C.

Missoula, Montana
January 31, 1997

                        BANKWEST NATIONAL ASSOCIATION
                      STATEMENTS OF FINANCIAL CONDITION
                                 DECEMBER 31

                 ASSETS                                    1996             1995            1994
                                                       -----------      -----------     -----------
Cash and due from banks                                $ 1,966,675      $ 1,353,150     $ 1,676,237
Federal funds sold                                       2,075,000          800,000             -
Securities available for sale                            5,145,296        4,711,057       3,701,687
Securities held to maturity                              1,893,933        2,390,746       3,445,209
Loans held for sale                                        445,749        1,109,732         210,470
Loans receivable, net of allowance for loan
  losses of $330,533 in 1996, $357,395 in
  1995, and $345,663 in 1994                            29,707,669       27,923,805      24,003,889
Accrued interest receivable                                356,291          314,820         318,209
Premises and equipment                                   1,532,922        1,566,333       1,344,702
Repossessed assets                                          22,953           38,723             -
Prepaid expenses                                            22,629           15,633          14,890
Other assets                                                29,588           50,026          29,283
                                                       -----------      -----------     -----------
   Total assets                                        $43,198,705      $40,274,025     $34,744,576
                                                       -----------      -----------     -----------
                                                       -----------      -----------     -----------

         LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Demand deposits                                      $10,103,373      $ 9,421,646     $ 9,612,403
  Savings deposits                                       7,295,195        7,534,283       9,545,303
  Time deposits                                         18,294,875       17,484,949      11,414,151
                                                       -----------      -----------     -----------
    Total deposits                                      35,693,443       34,440,878      30,571,857
Federal funds purchased                                        -                -           200,000
Dividends and interest payable                             217,546          211,539         137,642
Accrued expenses and
  other liabilities                                         42,735          118,350          23,467
Long-term debt                                           2,742,450        1,738,417         831,880
                                                       -----------      -----------     -----------

   Total liabilities                                    38,696,174       36,509,184      31,764,846
                                                       -----------      -----------     -----------

SHAREHOLDERS' EQUITY
  Common stock, $100 par value; 10,000 shares
   authorized; 8,938, 8,540, and 8,000 shares
   issued and outstanding at December 31, 1996,
   1995 and 1994, respectively                             893,800          854,000         800,000
  Additional paid-in capital                               919,562          859,400         800,000
  Retained earnings                                      2,687,671        2,062,004       1,510,508
  Net unrealized appreciation (depreciation) on
   available-for-sale securities, net of deferred
   tax credit (asset) of $(958) in 1996, $6,752 in
   1995, and $83,612 in 1994                                 1,498          (10,563)       (130,778)
                                                       -----------      -----------     -----------

    Total shareholders' equity                           4,502,531        3,764,841       2,979,730
                                                       -----------      -----------     -----------

    Total liabilities and shareholders' equity         $43,198,705      $40,274,025     $34,744,576
                                                       -----------      -----------     -----------
                                                       -----------      -----------     -----------


   The accompanying notes are an integral part of these financial statements.

                   BANKWEST NATIONAL ASSOCIATION
                        STATEMENTS OF INCOME
                  FOR THE YEARS ENDED DECEMBER 31


                                                       1996          1995          1994
                                                   -----------   -----------   -----------
INTEREST INCOME
  Loans receivable                                 $ 3,045,154   $ 2,664,425   $ 2,100,422
  Securities available for sale                        254,829       224,516       193,135
  Securities held to maturity                          101,414       129,538       179,784
  Federal funds sold                                    99,611        82,881        27,784
  Other                                                 24,342        19,682        19,062
                                                   -----------   -----------   -----------
    Total interest income                            3,525,350     3,121,042     2,520,187
                                                   -----------   -----------   -----------
INTEREST EXPENSE
  Deposits                                           1,445,084     1,225,910       812,001
  Federal funds purchased                                2,567         9,802        13,526
  Other borrowed funds                                  94,898        89,110        48,212
                                                   -----------   -----------   -----------
    Total interest expense                           1,542,549     1,324,822       873,739
                                                   -----------   -----------   -----------
NET INTEREST INCOME                                  1,982,801     1,796,220     1,646,448

PROVISION FOR LOAN LOSSES                               67,000        36,000        77,000
                                                   -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                     1,915,801     1,760,220     1,569,448
                                                   -----------   -----------   -----------
NONINTEREST INCOME
  Service charges                                      291,506       283,521       268,620
  Loan servicing fees                                  341,223       308,993       331,640
  Net realized gains (losses) on sales of
   available-for-sale securities                           503            60        (2,587)
  Net gains (losses) from sale of fixed assets            (654)        4,395         4,305
  Other income                                         168,334       137,061       128,510
                                                   -----------   -----------   -----------
    Total other income                                 800,912       734,030       730,488
                                                   -----------   -----------   -----------
NONINTEREST EXPENSES

  Salaries and employee benefits                       988,566       960,701       887,060
  Occupancy expense                                    244,032       232,600       194,025
  Other expense                                        433,341       373,806       373,233
                                                   -----------   -----------   -----------
    Total other expenses                             1,665,939     1,567,107     1,454,318
                                                   -----------   -----------   -----------
INCOME BEFORE INCOME TAXES                           1,050,774       927,143       845,618
INCOME TAX EXPENSE                                     377,408       331,372       298,500
                                                   -----------   -----------   -----------
NET INCOME                                         $   673,366   $   595,771   $   547,118
                                                   -----------   -----------   -----------
                                                   -----------   -----------   -----------


                    The accompanying notes are integral part of these financial statements.

                               BANKWEST NATIONAL ASSOCIATION
                             STATEMENTS OF SHAREHOLDERS' EQUITY
                    FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                        Net Unrealized
                                                                                         Appreciation
                                                           Additional                 (Depreciation) on        Total
                                                 Common      Paid-in       Retained   Available-for-Sale    Shareholders'
                                                  Stock      Capital       Earnings       Securities           Equity
                                               ----------  -----------   -----------  ------------------    -------------
Balance at December 31, 1993                   $  800,000   $  800,000   $ 1,003,390      $   21,341         $ 2,624,731
  Net income for 1994                                   -            -       547,118               -             547,118
  Cash dividends paid                                   -            -       (40,000)              -             (40,000)
  Net changes in unrealized  depreciation
    on available-for-sale securities, net of
    taxes of $80,154                                    -            -             -        (152,119)           (152,119)
                                               ----------   ----------   -----------      ----------         -----------

Balance at December 31, 1994                      800,000      800,000     1,510,508        (130,778)          2,979,730
  Net income for 1995                                   -            -       595,771               -             595,771
  Cash dividends paid                                   -            -       (42,700)              -             (42,700)
  Sale of 540 shares, at $210 each                 54,000       59,400             -               -             113,400
  Net changes in unrealized depreciation
    on available-for-sale securities, net of
    taxes of $6,752                                     -            -             -         120,215             120,215
  Prior period adjustment                               -            -        (1,575)              -              (1,575)
                                               ----------   ----------   -----------      ----------         -----------

Balance at December 31, 1995                      854,000      859,400     2,062,004         (10,563)          3,764,841
  Net income for 1996                                   -            -       673,366               -             673,366
  Cash dividends paid                                   -            -       (44,690)              -             (44,690)
  Sale of 398 shares, at $251.16 each              39,800       60,162             -               -              99,962
  Net changes in unrealized depreciation
    on available-for-sale securities, net of
    taxes of $(958)                                     -            -             -          12,061              12,061
  Prior period adjustment                               -            -        (3,009)              -              (3,009)
                                               ----------   ----------   -----------      ----------         -----------
Balance at December 31, 1996                   $  893,800   $  919,562   $ 2,687,671      $    1,498         $ 4,502,531
                                               ----------   ----------   -----------      ----------         -----------
                                               ----------   ----------   -----------      ----------         -----------


       The accompanying notes are integral part of these financial statements.

                  BANKWEST NATIONAL ASSOCIATION
                     STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31

                                                                 1996          1995         1994
                                                             -----------   -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                 $   673,366   $   595,771  $   547,118
                                                             -----------   -----------  -----------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                146,081       138,455      120,660
    Provision for loan losses                                     67,000        30,000       77,000
    Net increase (decrease) in loans held for sale               663,983      (899,262)      44,347
    Net unrealized gains (losses) on available-for-sale
      securities                                                  12,061       120,215     (152,119)
    (Increase) decrease in accrued interest receivable           (41,471)        3,389      (82,795)
    Increase (decrease) in accrued expense and other
     liabilities                                                 (72,617)      168,037     (101,347)
    (Increase) decrease in other assets                           29,212       (61,041)      11,549
                                                             -----------   -----------  -----------
    Total adjustments                                            807,258      (500,207)     (82,705)
                                                             -----------   -----------  -----------
  Net cash provided by operating activities                    1,477,615        95,564      464,413
                                                             -----------   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold               (1,275,000)     (800,000)     300,000
  Proceeds and maturities from available-for-sale securities   2,167,856       300,089    2,052,868
  Purchases of available-for-sale securities                  (2,602,095)   (1,309,459)  (1,367,333)
  Proceeds from held-to-maturity securities                      496,813     1,054,463      492,057
  Net decrease in loans                                       (1,850,864)   (3,949,916)  (5,459,839)
  Net purchases of premises and equipment                       (112,670)     (360,086)    (325,813)
                                                             -----------   -----------  -----------
  Net cash used in investing activities                       (3,175,960)   (5,064,909)  (4,308,060)
                                                             -----------   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in non-interest bearing
    demand, savings, and deposit accounts                        442,639    (2,201,777)   1,753,395
  Net increase in time deposits                                  809,926     6,070,798    2,450,621
  Net increase (decrease) in federal funds purchased                   -      (200,000)     200,000
  Issuance of common stock                                        99,962       113,400            -
  Net proceeds (payment) of long-term debt                     1,004,033       906,537     (100,212)
  Dividends paid                                                 (44,690)      (42,700)     (40,000)
                                                             -----------   -----------  -----------
  Net cash provided by financing activities                    2,311,870     4,646,258    4,263,804
                                                             -----------   -----------  -----------
NET INCREASE (DECREASE) IN CASH AND DUE
  FROM BANKS                                                     613,525      (323,087)     420,157

CASH AND DUE FROM BANKS
  Beginning of period                                          1,353,150     1,676,237    1,256,080
                                                             -----------   -----------  -----------
CASH AND DUE FROM BANKS
  End of period                                              $ 1,966,675   $ 1,353,150  $ 1,676,237
                                                             -----------   -----------  -----------
                                                             -----------   -----------  -----------
TAXES PAID                                                   $   438,853   $   338,430  $   345,992
                                                             -----------   -----------  -----------
                                                             -----------   -----------  -----------
INTEREST PAID                                                $ 1,442,086   $ 1,253,626  $   840,130
                                                             -----------   -----------  -----------
                                                             -----------   -----------  -----------


  The accompanying notes are an integral part of these financial statements.

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NATURE OF OPERATIONS. The Bank provides traditional banking services in Kalispell, Montana. Most of the Bank's customers are retail customers and small to medium size businesses.

       CASH EQUIVALENTS. For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks."

       SECURITIES HELD TO MATURITY. Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

       SECURITIES AVAILABLE FOR SALE. Available-for-sale securities consist of bonds, notes debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

       Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

       Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

       Premiums and discounts are recognized in interest income using the interest method over the period to maturity or anticipated call date.

       LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

       LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

       Discounts and premiums on purchased residential real estate loans are amortized to income over the remaining period to contractual maturity.

       Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).
       Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                                                           -Continued

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

       LOAN SERVICING. Loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are included in income as related loan payments from mortgagors are collected. The cost of mortgage servicing rights is expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights, fair value being determined by discounted cash flows using current market interest rates.

       INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       PREMISES AND EQUIPMENT. Land is carried at cost. Bank premises, furniture, and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method.

       FINANCIAL INSTRUMENTS. All financial instruments held or issued by the Bank are held or issued for purposes other than trading.

       OFF-BALANCE-SHEET INSTRUMENTS. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

       FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

       CASH AND SHORT TERM INSTRUMENTS. The carrying amounts of cash and short-term instruments approximate their fair value.

       AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

       LOANS RECEIVABLE. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

       DEPOSIT LIABILITIES. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                                                       -Continued

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

       SHORT-TERM BORROWINGS. The carrying amounts of federal funds purchased approximate their fair values.

       ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

       LONG-TERM DEBT. The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

       USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE B RESTRICTED CASH BALANCES

       In order to satisfy federal regulatory requirements, the Bank is required to maintain a weekly average of $300,000 of reserves (in the form of deposits) with the Federal Reserve Bank of Minneapolis. Deposits with the Federal Reserve totaled $592,793, $205,624 and $423,583 at December 31, 1996, 1995 and 1994, respectively. These reserves are included in cash and due from banks in the accompanying statement of financial position.

NOTE C DEBT AND EQUITY SECURITIES

       Gross realized gains and gross realized losses on sales of available-for-sale securities were $678 and $175 in 1996, respectively; $163 and $103, respectively, in 1995; and $3,453 and $6,040, respectively, in 1994.

       The scheduled maturities of securities held-to-maturity (other than stock in Federal Home Loan Bank of Seattle and Federal Reserve stock) and securities (other than "other securities") available-for-sale at December 31, 1996, were as follows:

                                      Held-to-maturity          Available-for-sale
                                         Securities                  Securities
                                   -----------------------    -----------------------
                                    Amortized      Fair       Amortized       Fair
                                      Cost         Value         Cost         Value
                                   ----------   ----------    ----------   ----------
       Due in one year or less     $  567,329   $  564,720    $2,273,856   $2,274,433
       Due from one to five years     901,690      892,383     2,868,983    2,870,863
       Due from five to ten years      69,891       69,921            -            -
       Due after ten years             17,473       17,480            -            -
                                   ----------   ----------    ----------   ----------
                                   $1,556,383   $1,544,504    $5,142,839   $5,145,296
                                   ----------   ----------    ----------   ----------
                                   ----------   ----------    ----------   ----------

       For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

       Assets, principally securities, carried at approximately $705,862 at December 31, 1996, $475,371 at December 31, 1995,
       and $0 at December 31, 1994, were pledged to secure public deposits and for other purposes required or permitted by law.

                                                       -Continued
                               F-8

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE CDEBT AND EQUITY SECURITIES, continued

      Debt and equity securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized    Fair
AVAILABLE-FOR-SALE SECURITIES:       Cost        Gains      Losses      Value
                                  ----------  ----------  ----------  ----------
December 31, 1996                 $  151,735   $    -      $     -    $  151,735
  Equity securities
  U.S. government and agency
   securities                      4,285,242    15,276       16,192    4,284,326
  State and municipal securities     705,862     3,802          429      709,235
                                  ----------   -------     --------   ----------
                                  $5,142,839   $19,078     $ 16,621   $5,145,296
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
December 31, 1995
  Equity securities               $  157,566   $    -      $  2,190   $  155,376
  U.S. government and agency
   securities                      3,614,608     3,881       23,854    3,594,635
  State and municipal securities     956,198     5,371          523      961,046
                                  ----------   -------     --------   ----------
                                  $4,728,372   $ 9,252     $ 26,567   $4,711,057
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
December 31, 1994
  Equity securities               $  696,621   $    -      $ 10,679   $  685,942
  U.S. government and agency
   securities                      3,215,998        -       200,253    3,015,745
  State and municipal securities          -         -            -            -
                                  ----------   -------     --------   ----------
                                  $3,912,619   $    -      $210,932   $3,701,687
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
HELD-TO-MATURITY SECURITIES:

December 31, 1996
  U.S. government and agency
   securities                     $1,531,383   $    68     $(11,951)  $1,519,500
  State and municipal securities      25,000         4           -        25,004
  Stock in Federal Home Loan
   Bank of Seattle and Federal
   Reserve stock, at cost            337,550        -            -       337,550
                                  ----------   -------     --------   ----------
                                  $1,893,933   $    72     $(11,951)  $1,882,054
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
December 31, 1995
  U.S. government and agency
   securities                     $1,807,196   $ 3,444     $ 13,862   $1,796,778
  State and municipal securities     270,650       589          534      270,705
  Stock in Federal Home Loan
   Bank of Seattle and Federal
   Reserve stock, at cost            312,900        -            -       312,900
                                  ----------   -------     --------   ----------
                                  $2,390,746   $ 4,033     $ 14,396   $2,380,383
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
December 31, 1994
  U.S. government and agency
   securities                     $1,930,122   $    -      $135,087   $1,795,035
  State and municipal securities   1,218,787        -        40,185    1,178,602
  Stock in Federal Home Loan
   Bank of Seattle and Federal
   Reserve stock, at cost            296,300        -            -       296,300
                                  ----------   -------     --------   ----------
                                  $3,445,209   $    -      $175,272   $3,269,937
                                  ----------   -------     --------   ----------
                                  ----------   -------     --------   ----------
                                                                      -Continued

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE D LOANS RECEIVABLE

       The components of loans in the statements of financial condition were as follows:

                                      1996           1995            1994
                                  -----------     -----------    -----------
       Commercial                 $17,307,019     $15,144,776    $11,707,010
       Consumer                    10,107,553      10,480,297     10,252,396
       Real estate construction     2,087,000       2,204,915      2,000,614
       Credit card                    486,232         377,633        314,475
       Overdrafts                      23,376          43,760         42,384
       Contracts                       27,022          29,819         32,673
                                  -----------     -----------    -----------
         Subtotal                  30,038,202      28,281,200     24,349,552
       Allowance for loan losses     (330,533)       (357,395)      (345,663)
                                  -----------     -----------    -----------
                                  $29,707,669     $27,923,805    $24,003,889
                                  -----------     -----------    -----------
                                  -----------     -----------    -----------

       An analysis of the change in the allowance for loan losses follows:

                                             1996        1995        1994
                                           --------    --------    --------
       Balance at January 1                $357,395    $345,663    $243,332
       Loans charged off                    (92,756)    (30,308)       (300)
       Recoveries                             9,432       9,413      25,936
                                           --------    --------    --------
        Net loans charged off               (83,324)    (20,895)     25,636
       Provisions for loan losses            55,000      30,000      77,000
       Net change in credit card reserve      1,462       2,627        (305)
                                           --------    --------    --------
       Balance at December 31              $330,533    $357,395    $345,663
                                           --------    --------    --------
                                           --------    --------    --------

       Impaired loans, those where it is probable the bank will be unable to collect all amounts due under the contractual terms of the loan agreement, have recorded investments of $65,939 at December 31, 1996, $72,144 at December 31, 1995, and $15,943
       at December 31, 1994 and have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
       118. The average recorded investment in impaired loans during 1996, 1995, and 1994 was $46,748, $9,650, and $8,023, respectively. The total allowance for loan losses related to these loans was $38,487, $25,907, and $7,991 on December 31, 1996, 1995, and 1994, respectively. Interest income on impaired loans of $3,600, $962, and $467 was recognized for cash payments received in 1996, 1995, and 1994, respectively. Bank policy for charge-off of impaired loans includes the identity of at least one well defined loan weakness that previously jeopardized full repayment of a loan, but at charge-off was determined irreversible and a loss had occurred.
       Groups of small balance homogeneous basis loans (generally the Bank's consumer loans) are evaluated for impairment collectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE E PREMISES AND EQUIPMENT

       Components of properties and equipment included in the
       statements of financial condition at December 31 were as
       follows:
                                          1996        1995         1994
       Cost:                          ----------   ----------   ----------
         Land                         $  297,225   $  297,225   $  297,225
         Bank premises                 1,120,387    1,120,387      741,176
         Furniture                       295,562      301,152      171,270
         Equipment                       536,987      434,851      386,092
         Construction in progress             -            -       225,224
                                      ----------   ----------   ----------
           Total cost                  2,250,161    2,153,615    1,820,987
       Less accumulated depreciation     717,239      587,282      476,285
                                      ----------   ----------   ----------
         Net book value               $1,532,922   $1,566,333   $1,344,702
                                      ----------   ----------   ----------
                                      ----------   ----------   ----------
                                                                -Continued
                                     F-10

                      BANKWEST NATIONAL ASSOCIATION
                      NOTES TO FINANCIAL STATEMENTS

NOTE F LOAN SERVICING

       Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $15,744,022, $9,323,925 and $5,258,280 at December 31, 1996, 1995 and 1994,
       respectively.

       Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $84,225, $34,703, and $15,319 at December 31, 1996, 1995, and 1994,
       respectively.

NOTE G DEPOSITS

       The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000 was approximately $3,259,805, $3,006,181, and $1,652,193 in 1996, 1995, and 1994, respectively.

       At December 31, 1996, the scheduled maturities of CDs are as follows:

                      1997                  $10,176,412
                      1998                    5,753,719
                      1999                    2,058,269
                      2000                      306,475
                                            -----------
                                            $18,294,875
                                            -----------
                                            -----------

NOTE H LONG-TERM DEBT

       Long-term debt consisted of the following at year-end:

                                                      1996        1995       1994
                                                   ----------  ----------  --------
       Advances from Federal Home Loan Bank of
        Seattle                                    $2,676,663  $1,658,222  $738,222
       Contracts payable                               65,787      80,195    93,658
                                                   ----------  ----------  --------

         Total Bank                                $2,742,450  $1,738,417  $831,880
                                                   ----------  ----------  --------
                                                   ----------  ----------  --------

       The composition of the Federal Home Land Bank of Seattle liability at year-end follows:

       Fixed at 5.32%; matures April 1998          $  470,000  $  470,000  $  470,000
       Amortized at 4.73%; matures April 1998         108,222     188,222     268,222
       Adjustable at 5.87%; matures February 1996         -     1,000,000         -
       Amortized at 7.16%; matures July 2021           98,441         -           -
       Fixed at 6.14%; matures August 1998          2,000,000         -           -
                                                   ----------  ----------  ----------
                                                   $2,676,663  $1,658,222  $  738,222
                                                   ----------  ----------  ----------
                                                   ----------  ----------  ----------

       Advances from Federal Home Loan Bank of Seattle for the years ending December 31 bear interest at rates from 4.73% to 7.16% and mature as follows:

                 1997                            $   84,000
                 1998                             2,502,222
                 1999                                 4,000
                 2000                                 4,000
                 2001                                 4,000
                 Thereafter                          78,441
                                                 ----------
                                                 $2,676,663
                                                 ----------
                                                 ----------

                                                                     -Continued

                       BANKWEST NATIONAL ASSOCIATION
                       NOTES TO FINANCIAL STATEMENTS


NOTE H LONG-TERM DEBT, continued

       Advances from the FHLB are secured by pledges of FHLB stock of $286,100, $264,900 and $248,300 at December 31, 1996, 1995 and 1994,
       respectively, and a blanket assignment of the Bank's unpledged, mortgage-backed securities and investment securities. The Bank's total available and unused credit line with the FHLB is approximately $3,700,000 at December 31, 1996.

NOTE I EMPLOYEE BENEFIT PLANS

       The Bank has a 401(k) plan covering substantially all employees, which requires Bank contributions equal to 100% of each participant's contribution, up to 3% of salary and 50% of the next 2% of salary. Additional amounts may be contributed at the Bank's discretion. Participants are vested 25% for each year and are fully vested after 4 service years. Contributions to this plan totaled $25,139, $23,283 and $21,731 for the years ended December 31, 1996, 1995 and 1994, respectively.

       The Bank also has a discretionary employee stock ownership plan
       (ESOP). Substantially all employees with at least one year of service are eligible. All contributions are made by the Bank, as employee contributions are not allowed. Contributions are allocated to participants based on the ratio that their compensation bears to the compensation of all participants for the year. Compensation is defined as gross wages, including bonuses and overtime. The plan primarily invests in Bank securities. Total contributions for the years ended December 31, 1996, 1995 and 1994 were $31,546, $19,876 and
       $21,676; these contributions are included in salaries and employee benefits.

       The ESOP held 213, 249 and 232 shares of Bank Stock at December 31, 1996, 1995 and 1994, respectively. Dividends paid on shares held by the ESOP are paid directly to the participants in their prorata share, unless the plan has outstanding debt, at which time dividends would first be applied to the loan balance. The plan did not have any outstanding loans at December 31, 1996, 1995 or 1994.

NOTE J FINANCIAL INSTRUMENTS

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

                                                                     -Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS

NOTE J FINANCIAL INSTRUMENTS, continued

       COMMITMENTS TO EXTEND CREDIT AND FINANCIAL GUARANTEES. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
       Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

       Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

       The Bank has not been required to perform on any financial guarantees during the past three years. The Bank has not incurred any losses on its commitments in 1996, 1995 or 1994.

       The estimated fair values of the Bank's financial instruments were as follows at:

                                              December 31, 1996            December 31, 1995              December 31, 1994
                                          -------------------------    --------------------------    --------------------------
                                            Carrying       Fair         Carrying         Fair          Carrying        Fair
                                             Amount        Value         Amount          Value          Amount         Value
                                          -----------    ----------    -----------     ----------    -----------     ----------
       Financial assets:
        Cash and due from banks
          and federal funds sold          $ 4,041,675    $4,041,675    $ 2,153,150     $2,153,150    $ 1,676,237     $1,676,237
        Securities available for sale       5,142,839     5,145,296      4,771,057      4,711,037      3,701,687      3,701,687
        Securities held to maturity         1,893,933     1,882,054      2,390,746      2,380,383      3,445,209      3,269,937
        Loans receivable                   29,707,669           *       27,932,805            *       24,003,889            *
        Accrued interest receivable           356,291       356,291        314,820        314,820        318,209        318,209
        Loans held for sale                   445,749           *        1,109,732            *          210,470            *
       Financial liabilities:
         Deposit liabilities               35,693,443           *       34,440,878            *       30,571,857            *
         Short-term borrowings                    -             -              -              -          200,000        200,000
         Long-term debt                     2,742,450     2,742,450      1,738,417      1,738,417        831,880        831,880
       Off-balance sheet liabilities:
         Letters of credit                        -          57,500            -          125,500            -          152,698

      *It was not practicable to estimate the fair value of these items as bank records have not maintained information sufficient to determine fair value.  Bank records are being enhanced to enable the presentation of this information for any future filing.  Fair value determination at December 31, 1996 includes use of interest rates, which range from 9.0%
      to 12.0% for loans receivable and 2.3% to 6.6% on deposit liabilities; and instrument maturity dates, which may range from one to ten years for loans receivable and one to five years on deposit liabilities, and current carrying value of the asset or liability.

      A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1996 follows:

                                                                 Notional
                                                                  Amount
                                                                ----------
      Commitments to extend credit                              $5,238,261
      Credit card arrangements                                   1,620,936
      Letters of credit                                             57,500
                                                                ----------

                                                                $6,916,697
                                                                ----------
                                                                ----------


                                                                     -Continued

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE K INCOME TAXES

      The Bank files federal income tax returns on a calendar-year basis. If certain conditions are met in determining taxable income, the Bank is allowed a bad debt deduction based on specified experience formulas. The Bank used the experience method in 1994, 1995 and 1996.

      The provision for income taxes consisted of the following for the years ended December 31:

                                             1996      1995       1994
                                          --------   --------   --------
      Current tax provision:
        Federal                           $301,389   $291,620   $256,000
        State                               68,308     68,445     60,000
                                          --------   --------   --------
                                           369,697    360,005    316,000
      Deferred taxes                         7,711    (28,693)   (17,500)
                                          --------   --------   --------
                                          $377,408   $331,372   $298,500
                                          --------   --------   --------
                                          --------   --------   --------

      Deferred tax assets and liabilities included in other assets/liabilities at December 31 consist of the following:

                                             1996      1995       1994
                                          --------   --------   --------
      Deferred tax assets:
      Allowance for loan losses           $112,119   $136,190   $92,293
      Net unrealized depreciation in
        available-for-sale securities            -      6,753    80,154
                                          --------   --------   --------
                                           112,119    142,943   172,447
                                          --------   --------   --------
      Deferred tax liabilities:
      Accumulated depreciation              36,640     35,927    31,544
      Net unrealized appreciation on
        available-for-sale securities          958          -         -
      Other                                 35,368     60,151    49,330
                                          --------   --------   --------
                                            72,966     96,078    80,874
                                          --------   --------   --------
      Net deferred tax asset              $ 39,153   $ 46,865   $91,573
                                          --------   --------   --------
                                          --------   --------   --------


NOTE L RELATED PARTIES

      The Bank has entered into transactions with its directors, significant shareholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1996 was $724,412. During 1996, new loans to such related parties amounted to $419,639. Related party deposits held by the Bank at December 31, 1996 totaled $1,120,148.

NOTE M COMMITMENTS AND CONTINGENCIES

      In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements, and it is Bank management opinion that these items do not significantly impact the financial statements.

      At December 31, 1996 the Bank had an unused line of credit with a bank. The line totals $1,500,000, has a variable interest rate based on the lending bank's daily federal funds rate, and is due on demand.

                       BANKWEST NATIONAL ASSOCIATION
                       NOTES TO FINANCIAL STATEMENTS

NOTE N RESTRICTIONS ON RETAINED EARNINGS

      The Bank is not under any regulatory restrictions limiting the amount of dividends it may declare other than the restrictions specified for banks in 12 USC 60(b). Pursuant to this law, approximately $1,694,763 retained earnings is available for dividends without prior regulatory approval.

NOTE O STOCK OPTIONS

      Several employees of the Bank have stock options in the Bank. The following schedule details the total options exercised during the period under audit and the total outstanding at December 31, 1996:

      Options outstanding, December 31, 1993 and 1994       1,800
      Shares exercised, August 1995 at $210 per share        (540)
      Shares exercised, December 1996 at $251 per share      (398)
                                                            ------
        Total options outstanding at December 31, 1996        862
                                                            ------
                                                            ------

      Included in the outstanding options listed above are 142 priced at $258 per share and expire in February 1997 and 720 priced at $210 per share and expire in February 1999. All options were issued at market in years prior to 1994, and these financial statements do not reflect any compensation expense associated with the options.

NOTE P REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are also presented in the table. Totals of $330,533, $357,395, and $345,662 were deducted from capital for interest-rate risk in 1996, 1995 and 1994, respectively.

                   BANKWEST NATIONAL ASSOCIATION
                   NOTES TO FINANCIAL STATEMENTS

NOTE P REGULATORY MATTERS, continued

                                                         Actual
                                                    (In Thousands)    Minimum Ratio
                                                   ---------------   Capital Adequacy
                                                    Amount   Ratio       Purpose
                                                    ------   -----       --------
       As of December 31, 1996:
         Total Capital (to Risk Weighted Assets)   $ 4,797   15.61%        8.00%
         Tier I Capital (to Risk Weighted Assets)  $ 4,467   14.54%        4.00%
         Tier I Capital (to Total Assets)          $ 4,467   10.17%        3.00%

       As of December 31, 1995:
         Total Capital (to Risk Weighted Assets)   $ 4,130   14.36%        8.00%
         Tier I Capital (to Risk Weighted Assets)  $ 3,773   13.12%        4.00%
         Tier I Capital (to Total Assets)          $ 3,773    9.11%        3.00%

       As of December 31, 1994:
         Total Capital (to Risk Weighted Assets)   $ 3,409   13.51%        8.00%
         Tier I Capital (to Risk Weighted Assets)  $ 3,093   12.26%        4.00%
         Tier I Capital (to Total Assets)          $ 3,093    8.78%        3.00%


NOTE Q RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

       In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting of Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides guidance on accounting for transfers and servicing of financial assets, recognition and measurement of servicing assets and liabilities, financial assets subject to prepayment, secured borrowings and collateral, and extinguishment of liabilities.

       SFAS No. 125 specifically provides that mortgage banking enterprises, which includes the Bank, recognize as a separate asset rights to service loans for others, regardless of how those servicing rights are acquired. Rights to service loans must also be assessed for impairment based on the fair value of the servicing assets, including those purchased before the adoption of this statement. SFAS No. 125 also specifies that financial assets subject to prepayment, including loans, that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment be measured like debt securities available-for-sale or trading securities under SFAS No. 115, as amended by SFAS No. 125.

       Additionally, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127; "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement groups all transfers of financial assets into two broad categories; repurchase agreements and similar transactions, and all other transfers and servicing of financial assets.

       SFAS No. 125 is effective for all financial asset transactions occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Bank intends to adopt the provisions of SFAS No. 125 on January 1, 1997, and management expects adoption will not have a material effect on the financial position or operations of the Bank.

                                                        --Continued

                     BANKWEST NATIONAL ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS

NOTE R RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED, continued

       SFAS No. 127 is effective for transactions occurring after December 31, 1996, except for certain repurchase agreements and similar transactions which became effective for transactions after December 31, 1997. The Bank intends to adopt these provisions and expects they will not have a material affect on the financial position or operation of the bank.

       In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock. This statement is effective for financial statements issued for periods ending after December 5, 1997. The Bank intends to adopt these provisions and expects they will not have a material affect on the financial position or operation of the bank.

       In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 establishes standards for disclosing information about an entities capital structure. This statement is effective for financial statements issued for periods ending after December 15, 1997. The Bank intends to adopt these provisions and expects they will not have a material affect on the financial position or operation of the bank.


NOTE S SUBSEQUENT EVENTS

       A special meeting of shareholders of the Bank is scheduled to be held on or about April 1, 1997. At this meeting shareholders will consider and vote upon a proposed Consolidation Agreement. Under the terms of the proposal, the ownership of the Bank would be transferred to BankWest Financial, Inc. which would operate as a one-bank holding company.

       If adopted, the Consolidation Agreement would result in each share of the BankWest National Association stock being converted to ten (10) shares of BankWest Financial, Inc. stock.

NOTE T PRIOR PERIOD ADJUSTMENT

       The prior period adjustments of $3,009 and $1,575 at December 31, 1996, and December 31, 1995, arise from the correction of an error in which interest expense on certificates of deposit was not properly accrued in 1995 and 1994, respectively. The effect on net income, after income taxes, is to decrease 1995 by $3,009 and 1994 by $1,575.


                                                          --Concluded

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the indemnification and exculpation provisions contained in the Montana Business Corporation Act, Articles VI and VII of the Articles of Incorporation of the Company provide as follows:


                                 ARTICLE VI

                              INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible.


                                 ARTICLE VII

                           ELIMINATION OF LIABILITY

     There shall be no personal liability of a director to the Corporation or to its shareholders for money damages for any actions taken or any failure to take action as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 35-1-713 of the Act, or (iv) any intentional violation of criminal law. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law.

ITEM 21.  EXHIBITS

     (a)  EXHIBITS.

          (2) Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. (In Organization) and BankWest Financial, Inc. (Exhibit A of Proxy Statement forming part of the Prospectus of Part I hereof).*

          (3) Articles of Incorporation of BankWest Financial, Inc. (Exhibit D of Proxy Statement forming part of the Prospectus of Part I hereof).*

          (5) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.*

          (8) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to federal income tax consequences. (Exhibit C of Proxy Statement forming part of the Prospectus of Part I hereof.)*

          (23.1) Consent of Rothgerber, Appel, Powers & Johnson LLP.*

          (23.2) Consent of Galusha Higgins & Galusha, Certified Public
                 Accountants.

          (24)   Power of Attorney.*

          (99) Form of Proxy Card to be delivered to shareholders of BankWest, National Association in connection with the Annual Meeting to be held for the purposes of electing six (6) directors and voting upon the Consolidation Agreement.*

*Previously filed.

     (b)  FINANCIAL STATEMENT SCHEDULES.

          Not applicable.

     (c)  REPORT, OPINION OR APPRAISALS.

          Not applicable.

ITEM 22.  UNDERTAKINGS.

     1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on the 6th day of May, 1997.

                                 BANKWEST FINANCIAL, INC.
                                 By: /s/ DOUGLAS K. MORTON
                                    ------------------------------------------
                                    Douglas K. Morton, Chairman, President and
                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                              Title                                  Date
---------                              -----                                  ----
/s/ Douglas K. Morton                  President, Chairman and                May 6, 1997
--------------------------------       Chief Executive Officer
Douglas K. Morton

/s/ Donald B. McCarthy                 Secretary and Treasurer (Principal     May 6, 1997
--------------------------------       Financial Officer and Principal
Donald B. McCarthy                     Accounting Officer)

/s/ Douglas K. Morton                  Director                               May 6, 1997
--------------------------------
Richard A. Dasen, by Douglas K.
Morton as attorney-in-fact

/s/ Douglas K. Morton                  Director                               May 6, 1997
--------------------------------
Richard D. Gunlikson, by Douglas
K. Morton as attorney-in-fact

/s/ Douglas K. Morton                  Director                               May 6, 1997
--------------------------------
Charles Lee, by Douglas K. Morton
as attorney-in-fact


/s/ Douglas K. Morton                  Director                               May 6, 1997
--------------------------------
Teruko Rogers, by  Douglas K.
Morton as attorney-in-fact

/s/ Douglas K. Morton                  Director                               May 6, 1997
--------------------------------
Barry Smith, by Douglas K. Morton
as attorney-in-fact

                              INDEX TO EXHIBITS

     (2) Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. (In Organization) and BankWest Financial, Inc. (Exhibit A of Proxy Statement forming part of the Prospectus of Part I hereof).*

     (3) Articles of Incorporation of BankWest Financial, Inc. (Exhibit D of Proxy Statement forming part of the Prospectus of Part I hereof).*

     (5) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.*

     (8) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to federal income tax consequences. (Exhibit C of Proxy Statement forming part of the Prospectus of Part I hereof.)*

     (23.1)    Consent of Rothgerber, Appel, Powers & Johnson LLP.*

     (23.2)    Consent of Galusha Higgins & Galusha, Certified Public
               Accountants.

     (24)      Power of Attorney.*

     (99) Form of Proxy Card to be delivered to shareholders of BankWest, National Association in connection with the Annual Meeting to be held for the purposes of electing six (6) directors and voting upon the Consolidation Agreement.*


*Previously filed.